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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
IAC/InterActiveCorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 21, 2007

Dear Stockholder:

        You are invited to attend the 2007 Annual Meeting of Stockholders of IAC/InterActiveCorp, which will be held on Wednesday, June 13, 2007, at 9:00 a.m., local time, at IAC's corporate headquarters, which are located at 555 West 18th Street, New York, New York 10011.

        At the 2007 Annual Meeting, you will be asked to elect 12 directors and to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR each of these proposals.

        It is important that your shares be represented and voted at the 2007 Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the 2007 Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed envelope to make certain your shares will be represented at the meeting. You may also submit a proxy for your shares by telephone or through the internet by following the instructions on the enclosed proxy card.

        I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Barry Diller Chairman and Chief Executive Officer

555 WEST 18TH STREET NEW YORK, NEW YORK 10011 212.314.7300 FAX 212.314.7309

IAC/INTERACTIVECORP
555 West 18th Street
New York, New York 10011

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

        IAC/InterActiveCorp ("IAC") is providing this proxy statement to holders of our common stock, Class B common stock and Series B preferred stock in connection with the solicitation of proxies by IAC's Board of Directors for use at the 2007 Annual Meeting of Stockholders to be held on Wednesday, June 13, 2007, at 9:00 a.m., local time, at IAC's corporate headquarters, which are located at 555 West 18th Street, New York, New York 10011. At the 2007 Annual Meeting, stockholders will be asked:

        1.     to elect 12 members of IAC's Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

        2.     to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2007 fiscal year; and

        3.     to transact such other business as may properly come before the meeting and any related adjournments or postponements.

        IAC's Board of Directors has set April 26, 2007 as the record date for the 2007 Annual Meeting. This means that holders of record of our common stock, Class B common stock and Series B preferred stock at the close of business on that date are entitled to receive notice of the 2007 Annual Meeting and to vote their shares at the 2007 Annual Meeting and any related adjournments or postponements.

        Only stockholders and persons holding proxies from stockholders may attend the 2007 Annual Meeting. Seating is limited, however, and admission to the 2007 Annual Meeting will be on a first-come, first-served basis. If your shares are registered in your name, you should bring a form of photo identification to the 2007 Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the 2007 Annual Meeting.

By order of the Board of Directors,

Gregory R. Blatt Executive Vice President, General Counsel and Secretary

May 21, 2007

i

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2007 ANNUAL MEETING AND VOTING

Q:
Who is entitled to vote at the 2007 Annual Meeting?

A:
Holders of IAC common stock, Class B common stock and Series B preferred stock as of the close of business on April 26, 2007, the record date for the 2007 Annual Meeting established by IAC's Board of Directors, are entitled to receive notice of the 2007 Annual Meeting and to vote their shares at the 2007 Annual Meeting and any related adjournments or postponements. The Notice of 2007 Annual Meeting, proxy statement and form of proxy are first expected to be mailed to these stockholders on or about May 21, 2007.

  As of the close of business on the record date, there were 261,040,587 shares of IAC common stock, 25,599,998 shares of Class B common stock and 758 shares of Series B preferred stock outstanding and entitled to vote. Holders of IAC common stock are entitled to one vote per share, holders of Class B common stock are entitled to ten votes per share and holders of Series B preferred stock are entitled to two votes per share.

Q:
What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:
If your IAC shares are registered in your name, you are a stockholder of record. If your IAC shares are held in the name of your broker, bank or another holder of record, these shares are held in street name.

  You may examine a list of the stockholders of record as of the close of business on April 26, 2007 for any purpose germane to the 2007 Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at IAC's corporate headquarters, which are located at 555 West 18th Street, New York, New York 10011. This list will also be made available at the 2007 Annual Meeting.

Q:
What shares are included on the enclosed proxy card?

A:
If you are a stockholder of record only, you will receive one proxy card from The Bank of New York for all IAC shares that you hold directly. If you hold IAC shares in street name through one or more banks, brokers and/or other holders of record, you will receive proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your IAC shares. If you are a stockholder of record and hold additional IAC shares in street name, you will receive proxy materials from The Bank of New York and the third party or parties through which your IAC shares are held.

Q:
What are the quorum requirements for the 2007 Annual Meeting?

A:
The presence in person or by proxy of holders having a majority of the total votes entitled to be cast by holders of IAC common stock, Class B common stock and Series B preferred stock at the 2007 Annual Meeting constitutes a quorum. When the holders of IAC common stock vote as a separate class, the presence of holders of a majority of the total votes entitled to be cast by holders of IAC common stock is required for quorum to be met. Shares of IAC common stock, Class B common stock and Series B preferred stock represented by a properly executed proxy will be treated as present at the 2007 Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Q:
What matters will IAC stockholders vote on at the 2007 Annual Meeting?

A:
IAC stockholders will vote on the following proposals:

  •
  to elect 12 members of IAC's Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors);

  •
  to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2007 fiscal year; and

  •
  to transact such other business as may properly come before the meeting and any related adjournments or postponements.

Q:
What are my voting choices when voting for director nominees and what votes are required to elect directors to IAC's Board of Directors?

A:
In the vote on the election of director nominees, you may vote in favor of all nominees, withhold votes as to all nominees or vote in favor of and withhold votes as to specific nominees.

  The election of each of William H. Berkman, Edgar Bronfman, Jr., Barry Diller, Victor A. Kaufman, John C. Malone, Arthur C. Martinez, Steven Rattner, Alan G. Spoon and Diane Von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC capital stock voting together as a single class.

  The election of each of Donald R. Keough, Bryan Lourd and H. Norman Schwarzkopf as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of IAC common stock voting as a separate class.

  The Board recommends that stockholders vote FOR the election of each of its nominees for director named above.

Q:
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm and what votes are required to ratify their appointment?

A:
In the vote on the ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2007, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

  The ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2007 requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and voting together as a single class.

  The Board recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2007.

Q:
Could other matters be decided at the 2007 Annual Meeting?

A:
As of the date of the filing of this proxy statement, we did not know of any matters to be raised at the 2007 Annual Meeting, other than those referred to in this proxy statement.

  If other matters are properly presented at the 2007 Annual Meeting for consideration, the three IAC officers who have been designated as proxies for the 2007 Annual Meeting, Gregory R. Blatt, Joanne Hawkins and Thomas J. McInerney, will have the discretion to vote on those matters for stockholders who have returned their proxy.

Q:
How do arrangements between Mr. Diller and Liberty Media Corporation regarding the voting of IAC shares held by these parties affect votes cast in connection with the 2007 Annual Meeting?

A:
As of the 2007 Annual Meeting record date, Mr. Diller held an irrevocable proxy over all IAC securities beneficially owned by Liberty Media Corporation, or Liberty, and its subsidiaries. This irrevocable proxy includes authority to vote on each of the proposals presented for approval at the 2007 Annual Meeting. By virtue of this proxy, as well as through shares owned by Mr. Diller directly, Mr. Diller is effectively able to control the vote of approximately 26.0% of the IAC common stock and 100% of the IAC Class B common stock and, consequently, approximately 59.0% of the combined voting power of the outstanding IAC capital stock. Thus, regardless of the vote of any other IAC stockholder, Mr. Diller has control over the vote on each matter submitted for stockholder approval at the 2007 Annual Meeting, other than the election of the three directors that holders of IAC common stock elect as a separate class.

Q:
What do I need to do now to vote at the 2007 Annual Meeting?

A:
IAC's Board of Directors is soliciting proxies for use at the 2007 Annual Meeting. Stockholders of record may vote their shares in any of four ways:

  •
  Submitting a Proxy by Mail:    If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided;

  •
  Submitting a Proxy by Telephone:    Submit a proxy for your shares by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day and will close at 5:00 p.m., Eastern Standard Time, on Tuesday, June 12, 2007;

  •
  Submitting a Proxy by Internet:    Submit your proxy via the internet. The website for internet proxy voting is on your proxy card. Internet proxy voting is also available 24 hours a day and will close at 5:00 p.m., Eastern Standard Time, on Tuesday, June 12, 2007; or

  •
  Voting in Person:    If you were registered as a stockholder on IAC's books on April 26, 2007 or if you have a letter from your broker identifying you as a beneficial owner of IAC shares as of that date, you may vote in person by attending the 2007 Annual Meeting.

  Street name holders may submit a proxy by telephone or the internet if their bank or broker makes those methods available, in which case the bank or broker will enclose related instructions with this proxy statement. If you submit a proxy by telephone or via the internet you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement. If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker.

Q:
If I hold my IAC shares in street name through my broker, will my broker vote these shares for me?

A:
If you hold IAC shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other holder of record. Banks, brokers and other holders of record have discretionary authority to vote shares held in street name, even if they do not receive instructions from the beneficial owner, on routine proposals, which include the election of directors and the ratification of the appointment of an independent registered public accounting firm. Accordingly, if you do not provide your bank, broker or other holder of record with voting instructions with respect to the election of directors and/or the ratification of the appointment of IAC's independent registered public accounting firm, such holder will have discretionary authority to vote your IAC shares held in street name on these proposals at the 2007 Annual Meeting. As a result of this discretionary authority, broker non-votes will not occur in connection with the 2007 Annual Meeting.

Q:
What happens if I abstain?

A:
Abstentions are counted for purposes of determining whether there is a quorum and are counted as votes "against" any proposal for which abstentions are an option.

Q:
Can I change my vote?

A:
Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the 2007 Annual Meeting by:

  •
  delivering to The Bank of New York a written notice, bearing a date later than the proxy, stating that you revoke the proxy;

  •
  submitting a later-dated proxy relating to the same shares by mail, telephone or the internet prior to the vote at the 2007 Annual Meeting; or

  •
  attending the 2007 Annual Meeting and voting in person (although attendance at the 2007 Annual Meeting will not, by itself, revoke a proxy).

  You should send any written notice or a new proxy card to IAC/InterActiveCorp c/o The Bank of New York at the following address: P.O. Box 11476, New York, New York 10203-0476, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the internet. You may request a new proxy card by calling IAC's proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 (toll-free).

Q:
What if I do not specify a choice for a matter when returning a proxy?

A:
If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees and FOR the proposal to ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2007.

Q:
How are proxies solicited and what is the cost?

A:
IAC bears all expenses incurred in connection with the solicitation of proxies. We have retained MacKenzie Partners, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from IAC stockholders. The fee for this firm's services is estimated not to exceed $15,000 plus reimbursement for reasonable out-of-pocket costs and expenses.

  In addition to solicitation by mail, the directors, officers and employees of IAC may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the proxy solicitation materials, IAC will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of IAC common stock and Series B preferred stock and to request authority for the exercise of proxies. In such cases, IAC, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

Q:
What should I do if I have questions regarding the 2007 Annual Meeting?

A:
If you have any questions about the 2007 Annual Meeting, or would like copies of any of the documents referred to in this proxy statement, you should call MacKenzie Partners, Inc. at 1-800-322-2885.

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

Proposal 1—Election of Directors

        At the upcoming 2007 Annual Meeting, a board of 12 directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director's successor shall have been duly elected and qualified (or, if earlier, such director's removal or resignation from IAC's Board of Directors). Information concerning all director nominees appears below. The Board has designated Messrs. Keough and Lourd and Gen. Schwarzkopf as nominees for the positions on the Board to be elected by the holders of IAC common stock voting as a separate class. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. All of the Board's nominees are incumbent directors of IAC.

        The Board recommends that the stockholders vote FOR the election of each of its nominees for director named below.

Information Concerning Director Nominees

        Background information about the Board's nominees for election is set forth below.

        William H. Berkman, age 42, has been a director of IAC since February 2006. Mr. Berkman is Managing Partner of Associated Group, LLC, the general partner of Liberty Associated Partners, LP, an investment fund that makes private and public market investments in telecommunications, media, internet and related technology companies. He has held this position since early 2000. In addition, Mr. Berkman is the Chairman of the Board of Directors of CURRENT Group, LLC, a commercial fully-integrated broadband over power line (BPL) communications solutions provider. Formerly, Mr. Berkman was President of the Associated Group, Inc. affiliate that founded Teligent, Inc., a competitive local exchange carrier servicing business customers, of which he was a director until January 2000. Mr. Berkman also co-founded and served on the Board of Directors of Mobilcom, S.A. de C.V., a Mexican wireless operator subsequently sold to Nextel. He currently serves on the Board of Advisors of New Mountain Capital, a private equity spin-out of Forstmann Little & Co. He is a member of the Communications Sector Group of the New York City Investment Fund and holds patents for a variety of communications systems and components. Mr. Berkman's family established the Berkman Center For Internet & Society at Harvard Law School and Mr. Berkman is a graduate of Harvard College.

        Mr. Berkman was nominated as a director by Liberty, which has the right to nominate two individuals for election to IAC's Board of Directors pursuant to an amended and restated governance agreement among IAC, Liberty and Mr. Diller. For additional information, see the discussion under Relationships Involving IAC and Liberty Media Corporation on page 41.

        Edgar Bronfman, Jr., age 52, has been a director of IAC since February 1998. Mr. Bronfman has served as the Chairman and Chief Executive Officer of Warner Music Group since March 2004. Prior to joining Warner Music Group, Mr. Bronfman served as Chairman and Chief Executive Officer of Lexa Partners LLC, which he founded, from April 2002. Mr. Bronfman also currently serves as a partner of Accretive Technologies LLC. Mr. Bronfman was appointed Executive Vice Chairman of Vivendi Universal, S.A. in December 2000. Mr. Bronfman resigned from his position as an executive officer and as Vice Chairman of the Board of Directors of Vivendi Universal, S.A. in March 2002 and December 2003, respectively. Prior to December 2000, Mr. Bronfman served as President and Chief Executive Officer of The Seagram Company Ltd., a post he had held since June 1994, and from 1989 to June 1994 he served as the President and Chief Operating Officer of Seagram. Mr. Bronfman is currently a member of the board of directors of Fandango and is a member of the Board of New York University Medical Center, the Board of Governors of The Joseph H. Lauder Institute of Management & International Studies at the University of Pennsylvania and JPMorgan's National Advisory Board. He is also the Chairman of the Board of Endeavor Global, Inc.

        Barry Diller, age 65, has been a director and the Chairman and Chief Executive Officer of IAC (and its predecessors) since August 1995. Mr. Diller also serves as the Chairman of Expedia, Inc., which position he has held since August 2005. Prior to joining the Company, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is currently a member of the boards of directors of The Washington Post Company and The Coca-Cola Company. He also serves on the Board of the Museum of Television and Radio, Conservation International and The Educational Broadcasting Company. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California's School of Cinema-Television, the New York University Board of Trustees, the Tisch School of the Arts Dean's Council and the Executive Board for the Medical Sciences of University of California, Los Angeles.

        Victor A. Kaufman, age 63, has been a director of IAC (and its predecessors) since December 1996 and has been Vice Chairman of IAC since October 1999. Mr. Kaufman also serves as Vice Chairman of Expedia, which position he has held since August 2005. Previously, Mr. Kaufman served in the Office of the Chairman from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star's successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

        Donald R. Keough, age 80, has been a director of IAC since September 1998. He currently serves as Chairman (in a non-executive capacity) of Allen & Company LLC (and its predecessors), a New York investment banking firm. He was appointed to this position in April 1993. Mr. Keough is currently a member of the boards of directors of Berkshire Hathaway, Inc., The Coca-Cola Company and Convera Corporation. He is a past Chairman of the board of trustees of the University of Notre Dame and a trustee of several other educational institutions. He also serves on the boards of a number of national charitable and civic organizations.

        Bryan Lourd, age 46, has been a director of IAC since April 2005. Mr. Lourd has served as partner and Managing Director of Creative Artists Agency ("CAA") since October 1995. CAA is among the world's leading entertainment agencies based in Beverly Hills, California, with offices in Nashville, New York and Beijing. He is a graduate of the University of Southern California.

        John C. Malone, age 66, has been a director of IAC since May 2006 and previously served as a director of IAC (or its predecessors) from October 2001 through September 2004. Dr. Malone has served as the Chairman of the Board of Liberty since 1990 and served as Liberty's Chief Executive Officer from August 2005 through February 2006. Dr. Malone also served as Chairman of the Board and Chief Executive Officer of Tele-Communications, Inc., or TCI, from November 1996 to March 1999. Prior to that, Dr. Malone served as President and Chief Executive Officer of TCI since 1973. Dr. Malone also serves as Chairman of the Board of Liberty Global, Inc., as a director of Expedia, Inc. and The Bank of New York, as a shareholder representative of Discovery Communications, Inc. and as Chairman Emeritus of the Board for Cable Television Laboratories, Inc.

        Dr. Malone was nominated as a director by Liberty, which has the right to nominate two individuals for election to IAC's Board of Directors pursuant to an amended and restated governance agreement among IAC, Liberty and Mr. Diller. For additional information, see the discussion under Relationships Involving IAC and Liberty Media Corporation on page 41.

        Arthur C. Martinez, age 67, has been a director of IAC since September 2005. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co., positions he held from 1995. He was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995. Prior to his tenure at Sears, he served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. Mr. Martinez is currently a member of the boards of directors of PepsiCo, Inc., Liz Claiborne, Inc. and International Flavors & Fragrances Inc., and currently serves as Chairman of the Supervisory Board of ABN AMRO Holding, N.V. Mr. Martinez also serves as a Trustee of Greenwich Hospital, Northwestern University, the Chicago Symphony Orchestra and Polytechnic University.

        Steven Rattner, age 54, has been a director of IAC since April 2004. He is a Managing Principal of Quadrangle Group LLC, a private investment firm. Prior to the formation of Quadrangle in March 2000, Mr. Rattner served as Deputy Chairman and Deputy Chief Executive Officer of Lazard Frères & Co. LLC, which he joined as a General Partner in 1989 and where he founded the firm's Media and Communications Group. Prior to joining Lazard Frères & Co. LLC, Mr. Rattner was a Managing Director at Morgan Stanley, where he also founded the firm's Communications Group. Mr. Rattner is currently a member of the boards of directors of Ntelos Holdings Corp. and Protection One, Inc. Mr. Rattner also serves as director and trustee of a number of national and local charitable, civic and educational organizations and institutions.

        Gen. H. Norman Schwarzkopf, age 72, has been a director of IAC since December 1996. He previously had served as a director of Home Shopping Network, Inc. since May 1996. Since his retirement from the military in August 1991, Gen. Schwarzkopf has been an author, a lecturer and a participant in several television specials and worked as a consultant for NBC Universal, Inc. and its predecessor companies from October 1995 through December 2005. From August 1990 to August 1991, he served as Commander-in-Chief, United States Central Command and Commander of Operations, Desert Shield and Desert Storm. Gen. Schwarzkopf had 35 years of service with the military. He is also a member of the Nature Conservancy's President's Conservation Council, co-founder of the Boggy Creek Gang, a member of the University of Richmond Board of Trustees, and serves on the boards of directors of Remington Arms Company and Association for the Cure of Cancer of the Prostate.

        Alan G. Spoon, age 55, has been a director of IAC since February 2003. Since May 2000, Mr. Spoon has been Managing General Partner at Polaris Venture Partners, a private investment firm that provides venture capital and management assistance to development-stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to that, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon is currently a member of the boards of directors of Danaher Corporation and Getty Images. In his not-for-profit affiliations, Mr. Spoon is a Regent of the Smithsonian Institution and a member of the MIT Corporation.

        Diane Von Furstenberg, age 60, has been a director of IAC since March 1999. She is a designer and the founder of Diane Von Furstenberg Studio, L.P. and has served as its Chairman since August 1995. Previously, she was the Chairman of Diane Von Furstenberg Studio, which she also founded. Mr. Diller and Ms. Von Furstenberg are married.

Information Concerning Named Executives Who Are Not Directors

        Background information about IAC's executive officers who are not nominees for election as directors is set forth below.

        Gregory R. Blatt, age 38, has been Executive Vice President, General Counsel and Secretary of IAC since March 2005 and had previously served as Senior Vice President, General Counsel and Secretary of IAC since November 2003. Prior to joining IAC in November 2003, Mr. Blatt served as Executive Vice President, Business Affairs and General Counsel of Martha Stewart Living Omnimedia, Inc. ("MSO") from January 2001 to October 2003, Executive Vice President and General Counsel of MSO from September 1999 to January 2001 and Senior Vice President, General Counsel of MSO from May 1999 to September 1999. Prior to joining MSO, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., a New York entertainment and media law firm, from 1997 to May 1999, and prior to that, was an associate at Wachtell, Lipton, Rosen & Katz, a New York law firm, from 1995 to 1997.

        Douglas R. Lebda, age 37, became President and Chief Operating Officer of IAC at the end of 2005, pursuant to an agreement that became effective on January 1, 2006. Prior to assuming his current role at IAC, Mr. Lebda served as the Chief Executive Officer of LendingTree, which he founded, since September 1998. Prior to his tenure as Chief Executive Officer of LendingTree, Mr. Lebda served as Chairman of the Board and President of LendingTree since June 1996. Before founding LendingTree in June 1996, Mr. Lebda worked as an auditor and consultant for PriceWaterhouseCoopers. Mr. Lebda holds a bachelor of business administration degree from Bucknell University. He sits on the Board of Trustees for the Darden School Foundation.

        Thomas J. McInerney, age 42, has been Executive Vice President and Chief Financial Officer of IAC since January 2005. Mr. McInerney previously served as Chief Executive Officer of IAC's Retailing sector from January 2003 through December 2005. Prior to this time, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to its acquisition by IAC in January 2003) and its predecessor company, Ticketmaster Online-Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal.

CORPORATE GOVERNANCE

        Controlled Company Status.    IAC is subject to the Marketplace Rules of The Nasdaq Stock Market, Inc. (the "Marketplace Rules"). The Marketplace Rules exempt "Controlled Companies," or companies of which more than 50% of the voting power is held by an individual, group or another company, from certain Nasdaq requirements.

        Pursuant to an amended and restated stockholders agreement between Mr. Diller and Liberty, Mr. Diller, through shares owned by him as well as those beneficially owned by Liberty as of the record date, generally controls the vote on approximately 26.0% of IAC common stock and 100% of IAC Class B common stock and, consequently, approximately 59.0% of the combined voting power of the outstanding IAC capital stock. Mr. Diller and Liberty have filed a Statement of Beneficial Ownership on Schedule 13D (and related amendments) relating to their respective IAC holdings and related voting arrangements with the SEC. On this basis, IAC is relying on the exemption for Controlled Companies from certain Nasdaq requirements.

        Director Independence.    The Board makes director independence determinations on an annual basis in accordance with the director independence requirements set forth in the Marketplace Rules. In connection with these determinations, the Board reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the Marketplace Rules. This information is obtained from director responses to a questionnaire circulated by Company management, Company records and publicly available information.

        As a result of its annual review, the Board determined that each of Messrs. Berkman, Bronfman, Keough, Lourd, Martinez, Rattner and Spoon and Gen. Schwarzkopf is independent. The Board had previously determined that Ms. Marie-Josée Kravis, who served on the Board through June 20, 2006, was independent for the period of her service during 2006.

        In determining whether directors are independent, the Board considered that IAC and its subsidiaries in the ordinary course of business sell products and services to, or purchase products and services from, companies at which certain directors are employed as officers or serve as directors, or over which certain directors otherwise exert control. With the exception of Messrs. Berkman, Martinez and Spoon, all independent directors had relationships with entities that sell products and services to, or purchase products and services from, IAC and its subsidiaries, and in each case, the relevant payments were below 5% of the recipient's consolidated gross revenues for the relevant year or $200,000 (whichever is more), which is the applicable threshold set forth in the Marketplace Rules.

        In addition, the Board considered the following relationships:

  •
  in the case of Mr. Berkman, certain relationships and arrangements involving Mr. Berkman and Liberty. Specifically, the Board considered (i) the fact that Mr. Berkman was nominated to the Board by Liberty, (ii) Mr. Berkman's position as Managing Partner of the Associated Group, LLC, the general partner of Liberty Associated Partners, LP, a private investment fund in which Liberty holds a minority passive investment, (iii) his de minimis holdings of Liberty's publicly-traded securities and (iv) Liberty's agreement to provide Mr. Berkman with certain indemnities in connection with his appointment to the Board.

  •
  in the case of Mr. Bronfman, who serves as Chairman and Chief Executive Officer of Warner Music Group, the Board considered the fact that the Company and Warner Music Group are co-investors in a partnership; and

  •
  in the case of Mr. Rattner, who is a Managing Principal of the Quadrangle Group LLC, a private investment firm, the Board considered (i) Mr. Diller's investment in a Quadrangle fund formed in 2000 (the amount and nature of which was not material to Mr. Diller, the fund or Mr. Rattner), (ii) Mr. Diller's appointment as a member of the Advisory Board of such fund, which board is not responsible for the management and operation of the fund, and (iii) distributions received by Mr. Diller in respect of his investment in the fund, and customary management fees paid by Mr. Diller to the fund, in each case, on the same basis as all other limited partners in the fund.

        Of the remaining directors, (i) Messrs. Diller and Kaufman are executive officers of the Company, (ii) Dr. Malone is the Chief Executive Officer and Chairman of Liberty and (iii) Ms. Von Furstenberg is Mr. Diller's spouse. Given these relationships, the Board determined that none of these directors are independent.

        In addition to the satisfaction of the director independence requirements set forth in the Marketplace Rules, members of the Audit Committee and Compensation and Human Resources Committee also satisfied separate independence requirements under the current standards imposed by the SEC and the Marketplace Rules for audit committee members and by the SEC and the Internal Revenue Service for compensation committee members.

        Director Nominations.    The Board does not have a nominating committee or other committee performing similar functions nor any formal policy on nominations. Liberty, an affiliate of IAC, has the right to nominate two directors for election to the Board so long as certain stock ownership requirements applicable to Liberty are satisfied. Historically, other nominees have been recommended by the Chairman, upon consultation with other Board members, and then considered by the entire Board. Given the controlled status of IAC, the Board believes that the process described above is appropriate. The Board does not have specific requirements for eligibility to serve as a director of IAC. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of IAC, whether the candidate's experience and expertise would be beneficial to the Board in rendering its service to IAC, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of IAC's stockholders.

        The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as historically IAC has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to IAC, 555 West 18th Street, 6th Floor, New York, New York 10011, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a "Director Nominee Recommendation." The letter must identify the author as a stockholder, provide a brief summary of the candidate's qualifications and history, together with an indication that the recommended individual would be willing to serve (if elected), and must be accompanied by evidence of the sender's stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.

        Communications with the IAC Board.    Stockholders who wish to communicate with IAC's Board of Directors or a particular director may send such communication to IAC, 555 West 18th Street, 6th Floor, New York, New York 10011, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Stockholder-Board Communication" or "Stockholder-Director Communication." All such letters must identify the author as a stockholder, provide evidence of the sender's stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate.

THE BOARD AND BOARD COMMITTEES

        The Board.    The Board met four times and acted by written consent once during 2006. During 2006, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. Directors are not required to attend annual meetings of IAC stockholders. One member of the Board of Directors attended IAC's 2006 Annual Meeting of Stockholders.

        The Board currently has three standing committees: the Audit Committee, the Compensation and Human Resources Committee and the Executive Committee. The Board does not have a nominating committee.

        Board Committees.    The following table sets forth the current members of each standing Committee and the number of meetings held by and times that each such Committee took action by written consent during 2006.

Name	Audit Committee(1)	Compensation and Human Resources Committee(2)	Executive Committee(1)
William H. Berkman*	—	X	—
Edgar Bronfman, Jr.*	—	—	X
Barry Diller	—	—	X
Victor A. Kaufman	—	—	X
Donald R. Keough*	—	—	—
Bryan Lourd*	X	—	—
John C. Malone	—	—	—
Arthur C. Martinez*	—	Chair	—
Steven Rattner*	X	—	—
Gen. H. Norman Schwarzkopf*	—	X	—
Alan G. Spoon*	Chair	—	—
Diane Von Furstenberg	—	—	—
Number of Meetings	8	4	0
Number of Written Consents	3	0	3

*
Independent Directors

(1)
Each Committee member served in such capacity for all of 2006.

(2)
Messrs. Berkman and Martinez and Gen. Schwarzkopf joined the Committee in May 2006, September 2005 and June 2002, respectively.

        Audit Committee.    The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, a copy of which is attached as Exhibit A to IAC's 2006 proxy statement. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring (1) the integrity of IAC's financial statements, (2) the effectiveness of IAC's internal control over financial reporting, (3) the qualifications and independence of IAC's independent registered public accounting firm, (4) the performance of IAC's internal audit function and independent registered public accounting firm and (5) the compliance by IAC with legal and regulatory requirements. The formal report of the Audit Committee is set forth on page 42 of this proxy statement.

        The Board has previously concluded that Mr. Spoon is an "audit committee financial expert," as such term is defined in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Compensation and Human Resources Committee.    The Compensation and Human Resources Committee, which has not adopted a written charter, is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans. For additional information on the Company's processes and procedures for the consideration and determination of executive and director compensation and the related role of the Compensation and Human Resources Committee, see the discussion under Compensation Discussion and Analysis and Non-Employee Director Compensation beginning on pages 12 and 31, respectively. The formal report of the Compensation and Human Resources Committee is set forth below.

        Executive Committee.    The Executive Committee has all the power and authority of the Board of Directors of IAC, except those powers specifically reserved to the Board by Delaware law or IAC's organizational documents.

COMPENSATION COMMITTEE REPORT

        The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Act of 1933, as amended, and discussed it with Company management. In reliance on its review and the discussions referred to above, the Compensation and Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in IAC's Annual Report on Form 10-K for the year ended December 31, 2006 and 2007 Annual Meeting Proxy Statement.

Members of the Compensation and Human Resources Committee

Arthur C. Martinez (Chair)
William H. Berkman
Gen. H. Norman Schwarzkopf

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

        Our executive officer compensation program is designed to increase long-term stockholder value by attracting, retaining, motivating and rewarding leaders with the competence, character, experience and ambition necessary to enable the Company to meet its growth objectives.

        Though IAC is a large, publicly traded company, we attempt to foster an entrepreneurial culture and environment, and attract and retain senior executives with entrepreneurial backgrounds, attitudes and aspirations. Accordingly, when attempting to recruit and retain our executive officers, as well as other company executives who may become executive officers at a later time, we compete not only with other public companies our size, but also earlier stage companies, companies funded by private equity firms, various investment vehicles and professional firms. We structure our compensation program so that we can compete in this marketplace for talent, with an emphasis on variable, contingent compensation and long-term equity ownership.

        While we consider compensation data in establishing broad compensation programs and practices, we do not specifically benchmark the compensation associated with particular executive positions, or definitively rely on competitive survey data in establishing executive compensation. The Company makes decisions based on a host of factors particular to a given executive situation, and believes that over-reliance on survey data, or a benchmarking approach, is too rigid for the dynamic and varied marketplace for talent from which we draw to fill our executive ranks.

        Similarly, we believe that arithmetic approaches to establishing compensation levels and measuring and rewarding performance often fail to adequately take into account the multiple factors that contribute to success at the individual and business level. In any given period, the Company may have multiple objectives, and these objectives, and their relative importance, often change as the competitive and strategic landscape shifts. As a result, we believe formulaic approaches often over-compensate or under-compensate a given performance level. Accordingly, we have historically avoided the use of strict formulas in our compensation practices and have relied primarily on a discretionary approach.

        We do, however, believe that linking a portion of compensation to carefully considered and objectively measurable Company-wide goals can provide an important incentive. Thus, in February 2007 we introduced a formulaic element to our long-term incentive compensation program, conditioning the vesting of restricted stock units on the achievement of long-term corporate growth objectives in addition to continuous service requirements. Under this program, the Company determines the size of specific awards based on its subjective determination regarding an executive's past performance and future contribution potential, while the ultimate realization of value from the award is directly dependent on objectively determinable corporate performance (as well as continued service with the Company). Given the prominence of equity in our overall program, this leads to a significant percentage of overall pay being in the form of objectively determinable, success-based, long-term compensation.

        We believe the Company's compensation program for executive officers, which includes a combination of subjective determinations regarding value and performance and objective measures of long-term corporate results, puts the substantial majority of compensation at risk, rewards both individual and corporate performance in a targeted fashion, pays amounts appropriate to attract and retain those key individuals necessary to grow the Company, and aligns the interests of our key executives with the interests of our owners. We continuously evaluate our program, and make changes as we deem appropriate.

Roles and Responsibilities

        The Compensation and Human Resources Committee (for purposes of this Compensation Discussion and Analysis, the "Committee") of the Company's Board of Directors has primary responsibility for establishing the compensation of the Company's executive officers. The composition of the Committee has changed at various times during the periods discussed in this report. For a discussion of Committee composition, see the discussion under The Board and Board Committees beginning on page 10.

        The executive officers participate in establishing Company-wide compensation programs, including the structure of bonus and equity programs and in establishing appropriate bonus and equity pools across the Company. At year-end, the CEO meets with the Committee and discusses his views of corporate and individual performance for the prior year and his recommendations for appropriate compensation packages for the individual executive officers. The CEO and the Committee discuss each individual recommendation. Following such discussion, the Committee meets without the CEO and discusses the CEO's recommendations and the CEO's compensation package, ultimately determining the compensation packages for each of the executive officers.

        In establishing an executive officer's compensation, each individual component is evaluated independently and in relation to the package as a whole. Prior earning histories and outstanding long-term compensation arrangements are also reviewed and taken into account. However, we do not believe in any formulaic relationship or targeted allocation between these elements. Instead, each individual's situation is evaluated on a case by case basis each year, considering the variety of relevant factors at that time.

        Neither the Company nor the Committee has an ongoing relationship with any particular compensation consulting firm. From time to time the Company may solicit survey or other data from a variety of firms. In certain instances involving matters of particular import, the Committee has solicited the advice of consulting firms. In February of 2007, the Committee engaged Mercer Consulting regarding the Company's new equity compensation program, and in 2005, Pearl Meyer & Partners advised the Committee regarding an equity compensation grant to Mr. Diller. In addition, from time to time, the Committee has engaged legal counsel.

Compensation Elements

        Our compensation packages for executive officers primarily consist of salary, annual bonuses, IAC equity awards, and in certain instances, perquisites and other benefits.

        Salary.    We typically negotiate a new executive officer's starting salary upon arrival, based on the executive's prior compensation history, prior compensation levels for the particular position within the Company, the Company's New York city location, salary levels of other executives within the Company, and salary levels available to the individual in alternative opportunities. Salaries can increase based on a number of factors, including the assumption of additional responsibilities and other factors which demonstrate an executive's increased value to the Company. These salary increases generally occur following year-end, concurrently with the establishment of bonuses for the prior year and equity grants, but can also occur at other times, depending on the circumstances. We do not necessarily adjust salaries every year. Mr. Diller's annual salary of $500,000 reflects a salary reduction in August of 2005 as a result of Mr. Diller assuming the role of executive Chairman of Expedia, Inc. following its spin-off from the Company.

  Annual Bonuses

        General.    Annual bonuses provide strong incentives for our executive officers to achieve annual corporate objectives. For our executive officers, bonuses tend to be highly variable from year-to-year. Because bonuses can make up the significant majority of an executive officer's cash compensation, this variability is a strong incentive to achieve the Company's objectives for a given year.

        We establish bonus levels through a two-pronged process. First, at the beginning of the year, the Committee sets performance objectives tied to the achievement of EBITA or share price growth targets during the forthcoming year. In general, these targets are minimum acceptable growth conditions, but with respect to which there is substantial uncertainty when we establish them. If the Company meets the performance criteria, the executive becomes eligible for a maximum bonus award, which the Committee typically reduces based on a discretionary assessment of Company and, to a lesser extent, individual performance. In making its determinations regarding annual bonuses, the Committee considers a variety of factors such as growth in profitability or achievement of strategic factors and does not quantify the weight given to any specific element or otherwise follow a formulaic calculation. Rather, the Committee engages in an overall assessment of appropriate bonus levels based on a subjective interpretation of all the relevant criteria.

        An individual's position is relevant in setting the parameters of incentive compensation, but individual performance is typically not the primary factor in determining an executive's precise payout in any particular year. Instead, we generally hire our executive officers from within the Company after they have demonstrated superior performance, and we endeavor to compensate our executive officers based on their success as a team.

        We pay bonuses shortly after year-end following finalization of financial results for the prior year.

        2006.    For 2006 bonuses (paid in February 2007), among the most significant factors we considered when establishing bonus levels were:

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  Operating Income Before Amortization and Revenue Growth.    Growth in Operating Income Before Amortization (OIBA) and revenue continued in 2006, though at reduced rates from 2005. The reduced growth rate was in large part due to a substantial slow-down in our Lending business, primarily as a result of the macro interest rate and housing environment, and a slow-down in our Retailing business, due primarily to poor execution. Our other significant businesses generally continued meaningful rates of growth.

  •
  Adjusted EPS growth and Cash Generation.    Adjusted EPS growth exceeded OIBA growth due to solid capital management, including significant repurchases of the Company's common stock. Additionally, strong translation of OIBA to Free Cash Flow and the disposition of our Teleservices business, a non-core asset, resulted in strong cash generation.

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  Growth in Market Share at Ask.com.    Domestic market share growth at our Ask.com business was steady in 2006, due to various initiatives commenced in 2005 and 2006.

  •
  Operating Company Initiatives.    In 2006 we made significant strides in our transition to a more integrated operating company structure. Our multiple businesses are now routinely sharing best practices across key disciplines, we have institutionalized and accelerated talent management across our businesses, providing future value through the more efficient deployment of key personnel across the organization to suit various business imperatives, and Ask.com has integrated key IAC properties into its local offering, showing the power of the interrelationship of otherwise disparate consumer offerings.

        Overall, we were pleased with a number of the aspects of the Company's performance in 2006, however the reduced rates of sales and profit growth over the prior year resulted in a reduction of total bonuses paid to our executive officers of 40% year-over-year, from $11.4 million to $6.8 million. In determining Mr. Diller's 2006 bonus of $1.75 million, the Committee took into account, among other factors, the fact that Mr. Diller devoted a portion of his professional time to his duties at Expedia.

  Long-Term Incentives

        General.    Due to our entrepreneurial philosophy, we believe that providing a meaningful equity stake in our business is essential to create compensation opportunities that can compete, on a risk-adjusted basis, with entrepreneurial employment alternatives. In addition, we believe that ownership shapes behavior, and that by concentrating an executive officer's compensation in Company stock, we align the executive's incentives with our stockholders' interests in a manner that we believe drives superior performance over time.

        Our long-term incentive compensation program is structured accordingly, based, with only limited exceptions, in stock and stock equivalents of the Company. While there is currently no formal stock ownership or holding requirement for executive officers, our executive officers have historically held the majority of their stock (net of tax withholding) well beyond the relevant vesting dates.

        In establishing equity awards in any given year, the amount of outstanding unvested and/or unexercised equity awards, as well as previously earned or exercised awards, is reviewed, but their relevance varies from individual to individual. In setting particular award levels, the predominant considerations are providing the person with effective retention incentives, appropriate reward for past performance, and incentives for strong future performance. Appropriate levels to meet these goals may vary from year to year, and from individual to individual, based on a variety of factors.

        The annual corporate performance factors relevant to setting bonus amounts that were discussed above, while taken into account, are generally less relevant in setting annual equity awards, as the awards tend to be more forward looking, and are more of a long-term retention and reward instrument than our annual bonuses.

        Except where otherwise noted, we grant equity awards following year-end after we have finalized our financial results for the prior year. The Committee meeting at which the awards are made is scheduled months in advance and without regard to the timing of the release of earnings or other material information.

  Restricted Stock Units

        Annual and Cliff Vesting RSUs.    With the exception of a 2005 option grant to Mr. Diller (discussed below), and the receipt of certain shares of restricted stock by Mr. Lebda (discussed below), the Company has used restricted stock units, or RSUs, as its equity compensation tool for executive officers since the beginning of 2003. Through 2006, these awards have generally vested in equal annual installments over 5 years (annual vesting RSUs), or cliff vested at the end of five years (cliff-vesting RSUs). In addition to these continued service requirements, the vesting of executive officer awards have also been conditioned upon the EBITA and share price appreciation conditions applicable to annual bonuses and discussed above.

        Annual vesting RSUs generate income and create an ownership stake on a gradual basis. Through annual vesting, an executive is always within 12 months of receiving additional ownership in the enterprise. We believe this has significant retentive value for our executives, and is competitive with compensation arrangements that they might find in alternative career opportunities. On the other hand, cliff-vesting RSUs are intended to serve as more of a reward for long-tenured service, with retention value increasing substantially over time as the ultimate vesting date nears. Because of the long-term cliff-vesting nature of the award, these grants can increase an executive's contingent ownership stake substantially, thereby allowing for the greater benefits of management stock ownership, while requiring a substantial service period before that ownership is ultimately realized. The allocation between annual vesting and cliff vesting RSUs has historically been made on a case by case basis, depending on the equity ownership profile of the particular executive in question.

        Growth Shares.    In February 2007, we implemented a new equity tool which we call Growth Shares. Growth Shares are RSUs which cliff vest at the end of three years in varying amounts depending upon growth in the Company's publicly reported metric, Adjusted Earnings Per Share, with certain modifications ("Pro Forma AEPS"). If minimum growth thresholds in Pro Forma AEPS are not achieved, the RSUs are forfeited, while increasing numbers of shares vest depending on higher levels of growth. In all, the number of shares vesting can range from 0% to 200% of the initial "target" award.

        We introduced these awards throughout the Company to more closely link long-term reward with the Company's performance, to insure that equity rewards are generally received only by people who make minimum (i.e. three-year) time commitments to the Company, and to provide greater retentive effect by providing the opportunity to earn greater amounts through increased Company performance. Additionally, given the multi-business nature of the Company, we believe the performance-based aspect of these awards will increase the focus on, and energy and passion about, the Company as a whole for those employees who work at a particular business unit.

        The Growth Shares granted in February of 2007 have the following vesting characteristics:

Award Vesting (%)	2009 Pro Forma AEPS	Compound Annual Growth Over 2006 Pro Forma AEPS (%)
0%	< $2.09	8%
100%	$2.21	10%
200%	> $2.69	17.5%

        For each penny of Pro Forma AEPS above $2.08 and below $2.21, 5.56% of an award vests, and for each penny of Pro Forma AEPS above $2.21 and up to $2.69 an additional 2.08% above the "target" award vests, up to a maximum of 200% of "target".

        Pro Forma AEPS is Adjusted Earnings Per Share as reported in the Company's periodic earnings releases, excluding the results of the Company's Emerging Businesses segment. We chose Adjusted EPS as the metric on which to base this aspect of our compensation program because we believe it is the measure which best encompasses both operating performance and sound financial management of the Company, and which, over time, best correlates with shareholder value. Under certain circumstances, the Committee has discretion to adjust the relevant performance thresholds if it believes the circumstances are appropriate. This is generally intended to eliminate the impact of unforeseen events that do not accurately reflect, positively or negatively, the underlying growth performance of the Company. We chose to subtract the results of our Emerging Businesses segment, which are typically negative, to avoid creating a deterrent to investing in new businesses.

        We do not provide formal guidance regarding future earnings of the Company, nor should our targets for Growth Shares be construed as such. However, we have stated that our long-term objectives are to realize double-digit annual Adjusted EPS growth. While we therefore do not necessarily believe that 10% compound annual Adjusted EPS growth is the most likely outcome (nor would we select a most likely outcome), we have designated 10% as the "target" payout under our plan because it best correlates with minimum stated long-term objectives of the Company.

  Recent Grants

        Mr. Diller.    In June of 2005, the Committee awarded Mr. Diller 2.4 million stock options with an exercise price of $35.58 per share (representing approximately 130% of the market price of the Company's stock on the grant date) and 1.4 million stock options with an exercise price of $47.90 per share (representing approximately 175% of the market price of the Company's stock on the grant date). All of these options cliff vest on the fifth anniversary of the grant date, subject to certain acceleration terms described below. As part of this grant, Mr. Diller and the Committee agreed that Mr. Diller would not receive additional equity compensation for a five-year period. As a result, Mr. Diller has not received additional Company equity awards, or any other long-term incentive compensation, since this grant.

        In making this grant to Mr. Diller, the Committee considered that Mr. Diller received certain option grants from IAC in 1995 and 1997 and until 2005 had not received any subsequent equity grants from IAC. A majority of those options were set to expire in 2005, with the remainder set to expire in 2007. As the first expirations neared, the Committee determined it was in the best interest of the Company to continue to provide Mr. Diller a long-term incentive structure similar to the one that had been in place during the prior ten years, a period of considerable and sustained growth for the Company. As a result, the Committee and Mr. Diller initially explored the possibility of simply extending the expiration dates of Mr. Diller's existing options. However, they concluded that doing so might deprive the Company of the tax deduction associated with the exercise of some of these options. Because that tax deduction was of considerable value to the Company, they declined to pursue that alternative.

        Instead, the Committee engaged Pearl Meyer & Partners to evaluate various long-term incentive alternatives, settling ultimately on that described above. In coming to this determination, the Committee took into account a variety of factors, including:

  •
  competitive pay and performance data among comparator groups of companies;

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  the expiration schedule of Mr. Diller's existing long-term incentive package;

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  the nature of Mr. Diller's expiring long-term incentive package;

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  the significant incentive to create additional shareholder value inherent in the premium option pricing component of the new package;

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  the Committee's substantial desire to retain Mr. Diller's services for the long-term; and

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  the Committee's intention to provide Mr. Diller with no additional long-term incentive awards during the next five years.

        The Committee also considered the value anticipated to be realized by Mr. Diller from his exercise of stock options in 2005 and 2007, but given that these options had all been granted eight to ten years before, and had long since vested, the Committee considered the realization of this value at these particular times to be primarily a function of both personal investment decisions by Mr. Diller and the timing of the relevant option expiration dates. Therefore, the Committee did not consider the value realized to be compensation to Mr. Diller for services during recent periods relevant to its consideration.

        Mr. Diller also holds a substantial number of Company shares, 4.1 million of which were acquired in 2005 as a result of option exercises immediately prior to the expiration of such options (representing 100% of the shares remaining after payment of exercise price and associated taxes).

        Mr. Lebda.    Mr. Lebda became an executive officer at the end of 2005, pursuant to an agreement that became effective on January 1, 2006. Previously, Mr. Lebda served as the founder and Chief Executive Officer of LendingTree, a formerly public company acquired by IAC in 2003. The terms of Mr. Lebda's original contract were negotiated as part of the acquisition of LendingTree, and his latest contract was negotiated between Mr. Lebda and the Company in connection with his agreement to serve as the Company's President and Chief Operating Officer. A significant portion of Mr. Lebda's equity incentive package is provided pursuant to his current agreement and was negotiated as an inducement for Mr. Lebda to leave his former role, move to New York, and serve IAC in his new capacity.

        In connection with the Company's acquisition of LendingTree in 2003, Mr. Lebda received shares of LendingTree restricted common stock. These shares equaled 4.25% of the outstanding common stock of LendingTree, vesting 40% on August 8, 2005, and 20% on each of August 8, 2006, August 8, 2007, and February 8, 2008. The Company holds its interest in LendingTree through preferred stock with a face value at the time of acquisition equal to the purchase price of $734 million, accreting annually at a preferred dividend rate, and through shares of common stock. Mr. Lebda has the right to sell his LendingTree stock to the Company beginning in early 2009, and the Company has the right to buy his LendingTree shares beginning in early 2011. As there is no liquid market for LendingTree shares, their value will be determined by agreement of Mr. Lebda and the Company, or if no agreement can be reached, by an independent appraiser.

        When the Company asked Mr. Lebda to become an executive officer of the Company, it desired to align his interests more with the Company's stockholders and reduce his incentive to focus disproportionately on the LendingTree business. Nonetheless, Mr. Lebda, as founder of LendingTree, did not wish to fully surrender the upside potential of his LendingTree stock. A negotiation ensued, in which the following agreement with respect to Mr. Lebda's equity arrangement was reached.

        If Mr. Lebda continues his employment through 2008, he will vest in 50% of his original LendingTree shares, will forfeit 50% of his original LendingTree shares, and will vest in 500,000 shares of Company common stock, which number can increase, but not above 1,000,000 shares of Company common stock, if the value of LendingTree at the end of 2008 is determined to have increased to certain pre-determined levels. This was accomplished by exchanging 25% of Mr. Lebda's LendingTree shares for 200,000 shares of Company restricted stock, and establishing a right by which he can exchange an additional 25% of his LendingTree shares for between 300,000 and 800,000 shares of Company stock in early 2009. The number of shares of Company common stock that Mr. Lebda will actually receive between 500,000 and 1,000,000 remains uncertain at this time.

        Although we believe this outcome is highly unlikely, the agreement alternatively provides that if at the end of 2008 it is determined that the value of half the LendingTree shares Mr. Lebda would otherwise forfeit (i.e. 25% of his original LendingTree stake) is greater in value than the number of Company shares between 500,000 and 1,000,000 in which he would otherwise vest, then he will vest in that 25% of LendingTree shares instead of the shares of IAC common stock. In such event, Mr. Lebda would have the potential to receive up to 200,000 Company shares if certain EBITA growth targets are met. Those targets were not met in 2006, so the maximum number of Company shares he could receive in that scenario is now 133,333. It remains substantially uncertain whether the Company will meet these targets for the remaining two years.

        The net result of this arrangement is generally that Mr. Lebda surrendered some of his upside in LendingTree stock in exchange for Company stock, but the number of Company shares he receives in exchange is greater to the extent the value of his surrendered LendingTree shares is greater. The Company and Mr. Lebda agreed that this was an appropriate way to accommodate the high degree of uncertainty regarding the ultimate value of the LendingTree shares Mr. Lebda was surrendering at the time Mr. Lebda accepted this position, and believe that it continues to provide Mr. Lebda with strong incentives both to grow the LendingTree business and all the other businesses of the Company.

        In the event Mr. Lebda's employment is involuntarily terminated before 2009, then all of Mr. Lebda's equity compensation (both in LendingTree and the Company) contemplated by Mr. Lebda's employment agreement (but not any other Company equity awards held by Mr. Lebda), accelerates, and the relevant comparison of value between his LendingTree shares and Company shares and the associated exchange right occurs at the end of the year in which such termination occurs. In the event Mr. Lebda voluntarily leaves the Company prior to 2009, then his stock and the 2009 exchange right partially vests depending on the date of his departure.

        Other.    In February 2006, Mr. McInerney, Mr. Blatt and Mr. Lebda each received a grant of annual vesting RSUs as part of their regular year-end compensation, while Mr. McInerney and Mr. Blatt also received grants of cliff vesting RSUs. In February 2007, Mr. Kaufman, Mr. Lebda, Mr. McInerney and Mr. Blatt each received equity awards consisting entirely of Growth Shares. While all other equity recipients in February 2007 received a mix of Growth Shares and annual vesting RSUs, we believed it was important for the executive officers to receive their entire award in at-risk compensation, reflecting the Company's commitment to this new compensation approach going forward.

Change of Control

        In general, we believe that our executive officers other than Mr. Diller should receive full acceleration of their unvested equity in the event of a change of control. With respect to Growth Shares, this acceleration would occur at 100% of the initial "target" award amount, unless it is substantially likely that a greater amount would have vested, in which event a greater amount shall accelerate. Our executive officers are the individuals who would generally be responsible for bringing about such a transaction, but are also the individuals whose positions are most likely to be jeopardized if such a transaction were to occur. Accordingly, through enabling acceleration, we provide for stability of senior management during a time of great importance to shareholders. Because Mr. Diller generally has the power to determine whether a change of control transaction ultimately transpires, there is little risk that other executive officers could bring about such a transaction for the purposes of realizing acceleration of their equity awards.

        Our change of control definition in our equity plan does not include the acquisition of control by Liberty Media Corporation. (which is defined to include the reacquisition by Liberty of voting power over its shares upon the loss of the proxy over such shares held by Mr. Diller). However, our executive officers other than Mr. Diller are provided with full acceleration of vesting in the event they are involuntarily terminated following such an acquisition. Given the nature of Mr. Diller's voting arrangement with Liberty, such an acquisition could occur suddenly and without warning. Since the executive officers are the individuals whose employment experience would change most substantially and immediately in such an event, providing this protection helps the Company realize the full retentive effect of our equity program. However, because of the unique nature of Liberty's relationship with the Company, and the manner in which such a change of control could occur, a double-trigger mechanism is employed, rather than the single trigger otherwise applicable to executive officers to provide for continuity of management following such an event.

        If there is a change of control, Mr. Diller's 2005 option agreement provides for the acceleration of a number of his 2005 options equal to 20% of the original award plus an additional 20% for each completed year of service since the grant. This acceleration structure was intended to approximate the result that would have ensued if, instead of receiving a multi-year option grant, he had received smaller annual grants during the 5-year vesting period, each with full acceleration upon a change in control, a standard term of Chief Executive Officer employment arrangements. Change of control for purposes of Mr. Diller's 2005 options has the meaning set forth in the IAC 2005 Stock and Annual Incentive Plan; provided that it excludes any situation in which Mr. Diller retains sufficient voting power such that, taking into account all of the circumstances, he effectively controls the election of a majority of the Board.

        Though Mr. Diller receives some acceleration of his unvested options if there is a change of control, the premium pricing on his options, plus his considerable direct Company stock ownership, provide significant comfort that any transaction triggering such acceleration would be approved by Mr. Diller because he believed it was in the best interest of stockholders, and not out of his desire to bring about acceleration of his stock options.

Severance

        Our general philosophy is to not provide for guaranteed acceleration of unvested equity in the event of involuntary terminations of an executive officer's employment, but rather to provide for modest amounts of salary continuation. However, in certain situations, we have found it desirable to provide such equity acceleration to a limited extent. These situations tend to be either in the context of executives who join the company as part of an acquisition and who had similar rights previously, or where executives who have been with us for a substantial period of time, and who have proven their value through a sustained period of high performance, desire such acceleration benefits to protect against future uncertainties. In the latter case, we believe the likelihood of any actual acceleration is low, given that the executives have already proven their competence and commitment, and yet we believe that through providing this benefit we increase the retentive effect of our equity program, which serves as our most important retention incentive. In no instance do we provide acceleration of equity in the event an executive voluntarily resigns from the Company. For purposes of this discussion, we use the term "involuntary termination" to mean both a termination by the Company without "cause", and a resignation by the executive for "good reason", in each case as defined in the relevant employment agreements.

        In the event of an involuntary termination of Mr. Diller's employment, which, due to his control of the Company, could occur in an extremely limited number of circumstances, Mr. Diller's 2005 option agreement provides that he would vest in the number of options he would have vested in had his option grant vested on an annual basis, as opposed to cliff vesting at the end of five years.

Other Compensation

        General.    We provide our CEO with various non-cash benefits as part of his overall compensation program. Under certain limited circumstances, other executive officers have also received non-cash benefits. The value of these benefits is calculated under appropriate rules and is taken into account as a component of compensation, both for proxy reporting and for tax purposes. With the exception of the deferral of Mr. Diller's 1997 bonus (described below), the executive officers do not participate in any deferred compensation or retirement program other than the Company's 401(k) plan. Other than a tax gross-up on certain relocation benefits provided to Mr. Lebda in connection with his moving his family to New York to assume the role of President and Chief Operating Officer of the Company, we did not gross-up any benefits provided to any executive officer in 2006. Other than those described specifically below, our executive officers do not partake in any benefit programs, or receive any significant perquisites, distinct from the Company's other employees.

        Mr. Diller.    Pursuant to Company policy, Mr. Diller is required to travel, both for business and personal purposes, on corporate aircraft. In addition to serving general security interests, this means of travel permits him to travel non-stop and without delay, to remain in contact with the Company while he is traveling, to change his plans quickly in the event Company business requires, and to conduct confidential Company business while flying, be it telephonically, by email or in person. These interests are similarly furthered on both business and personal flights, as Mr. Diller typically provides his services to the Company while traveling in either case. Nonetheless, the incremental cost to the Company of his travel for personal purposes is reflected as compensation to Mr. Diller from the Company, and taken into account in establishing his overall compensation package.

        Additionally, the Company provides Mr. Diller the use of certain automobiles for business and personal purposes, and provides certain Company-owned office space and IT equipment for use by certain individuals who work for Mr. Diller personally. These uses are valued by the Company at their incremental cost to the Company or, in the case of the use of office space, where there is no discernable incremental cost, at the cost used for internal allocations of office space for corporate purposes.

        In 1997, Mr. Diller and IAC agreed to defer the payment of a bonus in the original amount of $2.5 million that otherwise was to be paid to Mr. Diller in 1997. The deferred bonus amount, which is payable on September 5, 2007, accrues interest at a rate of 6% per annum. Interest in the amount of $225,545 was accrued in 2006, and the outstanding amount of the bonus plus accrued interest as of December 31, 2006 is $4,316,554. In addition, in 1995, the Company provided Mr. Diller with an interest-free loan in the amount of $4,997,779, the proceeds of which were used to acquire Company stock. Imputed interest on the loan is treated as income to Mr. Diller. The loan is due on September 5, 2007.

        Mr. Kaufman.    Mr. Kaufman is entitled to use corporate aircraft for a certain amount of personal travel annually. However, Mr. Kaufman reimburses the Company for the Company's incremental cost of such travel and therefore the value of such travel is not treated as compensation to Mr. Kaufman. Typically, Mr. Kaufman's spouse accompanies him on personal and business flights, at no incremental cost to the Company.

        Mr. Lebda.    As part of the agreement for Mr. Lebda to move to New York to accept the position of President and Chief Operating Officer, the Company agreed to compensate Mr. Lebda for various costs of relocating from Charlotte, North Carolina, including the use of corporate aircraft for certain trips between New York and North Carolina until his family joined him in New York during the summer of 2006, the payment of certain brokerage fees in connection with the disposition and purchase of homes, costs of temporary housing, and associated tax gross-ups. We do not expect these amounts to be recurring, and though the applicable compensation disclosure rules require us to disclose the value of these items as compensation, we did not take them into account in determining the other components of Mr. Lebda's compensation, as we view them as a cost to the Company in facilitating Mr. Lebda's move to New York.

Tax Deductibility

        Whenever possible, we endeavor to structure our compensation program in such a manner so that the compensation we pay is deductible by the Company for federal income tax purposes. Because of the use of performance conditions in connection with our equity awards and annual bonuses, and the fact that no salaries are in excess of $1 million, these three components are generally deductible to the Company. Nonetheless, certain equity grants that were made to Mr. Lebda and Mr. McInerney prior to the time they became executive officers did not have performance conditions associated with them, and so are not now deductible to the Company at the time they vest. Additionally, because the value of certain non-cash benefits received by Mr. Lebda in 2006 in connection with his relocation, combined with his salary, is in excess of $1 million, the excess is not deductible by the Company.

        Additionally, under applicable IRS rules, the personal use of corporate aircraft leads to a disallowance of the deduction of certain airplane-related costs.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	All Other Compensation ($)(4)	Total ($)
Barry Diller Chairman and CEO	2006	500,000	1,750,000	—		13,965,483	819,178	17,034,661
Victor A. Kaufman Vice Chairman	2006	650,000	1,600,000	1,871,498		—	7,500	4,128,998
Douglas R. Lebda President and COO	2006	750,000	1,300,000	5,483,376	(3)	—	602,974	8,136,350
Thomas J. McInerney EVP and CFO	2006	650,000	1,150,000	2,952,166		26,166	7,500	4,885,832
Gregory R. Blatt EVP and General Counsel	2006	550,000	1,000,000	1,920,919		—	7,500	3,478,419

(1)
Represents our annual cash bonuses paid in February 2007 for 2006 performance, the payment of which was subject to 162(m) performance criteria. Satisfaction of this criteria only determined the maximum amount (which was the stockholder-approved maximum amount under the 2005 Plan) of cash bonuses that could be paid to named executives for 2006. Actual bonus amounts, each of which was less than the maximum amount payable, were determined by the Compensation and Human Resources Committee after taking into account the variety of factors discussed under Compensation Discussion and Analysis beginning on page 13.

(2)
The new SEC disclosure rules require that the Summary Compensation Table show the dollar amount of the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123R, for awards granted both in and prior to 2006, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not, therefore, represent the value of equity compensation awarded or realized in 2006. For information regarding how these expenses are calculated, refer to note 4 of the Company's audited financial statements for the fiscal year ended December 31, 2006 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. For information on awards made and realized in 2006, see the Grants of Plan-Based Awards and Option Exercises and Stock Vested tables on pages 23 and 27, respectively.

(3)
Approximately $4.1 million of the amount for Mr. Lebda reflects compensation cost attributable to both the exchange and potential exchange (pursuant to the 2009 exchange right) of certain of his LendingTree units for Company common stock in connection with his promotion to President and Chief Operating Officer, as discussed under Compensation Discussion and Analysis beginning on page 17.

(4)
See the table below for additional information. Pursuant to SEC rules, perquisites and personal benefits are not reported for any named executive for whom such amounts were less than $10,000 in aggregate for the fiscal year.

	Barry Diller	Victor A. Kaufman	Douglas R. Lebda	Thomas J. McInerney	Gregory R. Blatt
Personal Use of Corporate Aircraft(a)	517,214	0	115,853	0	0
Relocation Expense(b)	0	0	357,829	0	0
Tax Payments(c)	0	0	121,792	0	0
Imputed Interest on Loan(d)	235,395	0	0	0	0
Miscellaneous(e)	66,569	0	0	0	0
401(k) Company Match	7,500	7,500	7,500	7,500	7,500

Total All Other Compensation	819,178	7,500	602,974	7,500	7,500

  (a)
  Pursuant to the Company's Airplane Travel Policy, Mr. Diller is required to travel by Company-owned or chartered aircraft for both business and personal use, and other executive officers are permitted to use such aircraft for business and personal travel from time to time. See the discussion regarding airplane travel under Compensation Discussion and Analysis beginning on page 20. In connection with his relocation to New York, Mr. Lebda used Company aircraft during 2006 for certain trips between North Carolina and New York until the time his family joined him in New York. We calculate the incremental cost to the Company for personal use of Company aircraft based on the average variable operating costs to the Company. Variable operating costs include fuel, certain maintenance costs, navigation fees, on-board catering, landing fees, crew travel expenses and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of miles the Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. We do not include fixed costs that do not change based on usage, such as pilots' salaries, the purchase costs of the Company-owned aircraft, insurance, scheduled maintenance and non-trip related hangar expenses. With respect to personal use of the Company's fractional interest in other aircraft, we calculate incremental cost to the Company based on the hourly fuel and other contract charges for each personal flight. Each of Mr. Diller and Mr. Lebda occasionally had family members or other guests accompany him on business and personal trips, at no incremental cost to the Company.

    (b)
    Represents amounts paid in connection with Mr. Lebda relocating to New York as a result of his promotion to President and Chief Operating Officer, other than personal use of corporate aircraft discussed above, but including payments of certain brokerage and other fees relating to his disposition and purchase of homes, temporary housing costs and costs to transport and store his household items.

    (c)
    Represents tax reimbursements on income imputed to Mr. Lebda for his relocation expenses, including income imputed to Mr. Lebda for his personal use of corporate aircraft in connection with his relocation.

    (d)
    Mr. Diller has an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 payable to IAC in September 2007, which was used to purchase shares of IAC common stock in August 1995. The amount in the table represents non-cash compensation for imputed interest on this loan during 2006.

    (e)
    Represents the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits for the named executive. These other benefits include (i) costs (including lease payments, parking, fuel, maintenance and related costs) associated with Mr. Diller's personal use of two automobiles leased and maintained by IAC, (ii) costs incurred for Mr. Diller's personal use of other car services, (iii) an allocation (based on square footage) of the Company's office rent for space used by Mr. Diller's personal staff and (iv) costs relating to the use by certain individuals who work for Mr. Diller personally of the Company's IT technical support and certain communication equipment based on estimated third party rates.

Grants of Plan-Based Awards

        The table below provides the following information regarding equity awards granted to our named executives in 2006.

			Estimated Future Payouts Under Equity Incentive Plan Awards
							All Other Stock Awards: Number of Shares of Stock or Units (#)(1)(2)
									Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date		Threshold (#)	Target (#)		Maximum (#)
Barry Diller	—		—	—		—	—		—
Victor A. Kaufman	—		—	—		—	—		—
Douglas R. Lebda	1/1/06	(4)	0	200,000	(4)	—	—		$5,662,000
	2/6/06		—	—		—	35,932	(5)	$999,988
Thomas J. McInerney	2/6/06		—	—		—	89,831	(5)	$2,499,997
	2/6/06		—	—		—	143,729	(6)	$3,999,978
Gregory R. Blatt	2/6/06		—	—		—	71,864	(5)	$1,999,975
	2/6/06		—	—		—	143,729	(6)	$3,999,978

(1)
Reflects RSU awards granted in February 2006 for 2005 performance. Consistent with our historical reporting practices and with the treatment of year-end bonuses paid in the subsequent year, we reported these awards in our 2006 proxy statement as part of 2005 compensation because they were granted for 2005 performance. Under new SEC guidance, we are now reporting these equity awards on a calendar basis and therefore repeating disclosure of awards which were previously reported in our 2006 proxy statement. In February 2007, Messrs. Kaufman, Lebda, McInerney and Blatt received equity awards in the form of Growth Shares, a new form of RSU award described under Compensation Discussion and Analysis beginning on page 15. Because these awards were granted in 2007, they will be reported in our 2008 proxy statement. However, we are providing relevant grant information on a supplemental basis below.

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards (at Target)
Barry Diller	—	—	—	—	—
Victor A. Kaufman	2/16/07	0	62,735	125,470	$2,499,990
Douglas R. Lebda	2/16/07	0	62,735	125,470	$2,499,990
Thomas J. McInerney	2/16/07	0	62,735	125,470	$2,499,990
Gregory R. Blatt	2/16/07	0	62,735	125,470	$2,499,990
(2)
RSU award recipients would be credited with amounts for cash dividends paid on IAC common stock, with such additional amounts vesting concurrently with the related RSU award. For information on the treatment of RSU awards granted to our named executives upon a termination of employment or a change in control, see the discussion under Potential Payments Upon Termination or Change in Control beginning on page 28.

(3)
The fair value of RSU and restricted stock awards is calculated using the closing price of IAC common stock on the trading day immediately preceding the grant date listed above.

(4)
Reflects shares of restricted stock received by Mr. Lebda upon the effective date of the agreement relating to his promotion to President and Chief Operating Officer in exchange for certain of his LendingTree units. For information regarding Mr. Lebda's equity arrangements, see the discussion under Compensation Discussion and Analysis and Potential Payments Upon Termination or Change in Control, beginning on pages 17 and 30, respectively.

While the effective date of this exchange was the effective date of the agreement relating to Mr. Lebda's promotion to President and Chief Operating Officer, the Committee approved this arrangement on December 14, 2005 in connection with its consideration and approval of Mr. Lebda's employment agreement and related matters.

(5)
These awards vest in five equal annual installments beginning on the first anniversary of the grant date, subject to continued employment.

(6)
These awards vest in one lump sum installment on the fifth anniversary of the grant date, subject to continued employment.

Outstanding Equity Awards at Fiscal Year-End

        The table below provides information regarding various equity awards held by our named executives as of December 31, 2006. The market value of all RSU and restricted stock awards is based on the closing price of IAC common stock as of December 29, 2006 ($37.16), the last trading day of 2006.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
	(Exercisable)	(Unexercisable)
Barry Diller	9,500,000 — —	— 2,400,000 1,400,000	(3) (3)	$ $ $	10.73 35.58 47.90	10/19/07 6/7/15 6/7/15	— — —			— — —
Victor A. Kaufman	350,000 187,500 125,000 270,040 —	— — — — —		$ $ $ $	31.00 20.69 25.05 26.46 —	12/20/09 12/18/10 4/25/11 12/16/11 —	— — — — 194,522		$	— — — — 7,228,437
Douglas R. Lebda(4)	21,628 17,892 52,304 49,204 49,592 61,990 54,241 38,744 — —	— — — — — — — — — —		$ $ $ $ $ $ $ $	2.57 9.30 10.87 16.58 5.01 6.16 14.11 23.62 — —	10/2/07 12/28/08 9/2/09 1/7/10 12/6/10 4/2/11 3/8/12 12/20/12 — —	— — — — — — — — 200,000 155,126	(5)	$ $	— — — — — — — — 7,432,000 5,764,481	(5)
Thomas J. McInerney	70,186 60,775 35,062 7,500 11,688 14,025 42,006 28,053 —	— — — — — — — — —		$ $ $ $ $ $ $ $	27.03 46.77 29.77 24.09 11.43 17.22 26.46 33.13 —	6/23/09 12/27/09 3/31/10 5/10/10 2/21/11 5/15/11 12/16/11 3/19/12 —	— — — — — — — — 496,060		$	— — — — — — — — 18,433,590
Gregory R. Blatt	—	—			—	—	322,820			$11,995,990

(1)
On August 9, 2005, the Company completed the separation of its travel and travel-related businesses and investments (other than Interval and TV Travel Shop) into an independent public company (the "Spin-Off"). In connection with the Spin-Off, each then vested option to purchase shares of IAC common stock was converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock. Adjustments were made to the number of shares subject to each IAC and Expedia stock option to give effect to the one-for-two reverse stock split effected in connection with the Spin-Off and to the corresponding exercise prices based on the relative market capitalizations of IAC and Expedia at the time of the Spin-Off. The adjusted IAC and Expedia stock options otherwise have the same terms and conditions, including exercise periods, as the corresponding vested IAC stock options outstanding immediately prior to the Spin-Off.

For the named executives (other than Mr. Diller), any value realized upon the exercise of Expedia stock options is treated for tax purposes as compensation payable to them in their respective capacities as executive officers of the Company. Accordingly, information regarding Expedia stock options held by our named executives (other than Mr. Diller) as of December 31, 2006 appears in the table immediately below and information regarding exercises of Expedia stock options by such named executives would be reported (if any) in the Option Exercises and Stock Vested table on page 27. No Expedia stock options were exercised by any named executive in 2006.

Name	Number of Options (#)	Option Exercise Price ($)	Option Expiration Date
Victor A. Kaufman	350,000	$24.82	12/20/09
	187,500	$16.57	12/18/10
	125,000	$20.06	4/25/11
	168,750	$21.19	12/16/11
Douglas R. Lebda	49,204	$13.27	1/7/10
	38,744	$18.91	12/20/12
Thomas J. McInerney	70,186	$21.64	6/23/09
	60,775	$37.45	12/27/09
	35,062	$23.84	3/31/10
	7,500	$19.29	5/10/10
	11,688	$9.16	2/21/11
	14,025	$13.79	5/15/11
	26,250	$21.19	12/16/11
	17,531	$26.53	3/9/12

In the case of Mr. Diller, any value realized upon the exercise of Expedia stock options is not treated for tax purposes as compensation payable to him in his capacity as Chairman and Chief Executive Officer of the Company, given his role as Chairman of Expedia. Accordingly, no information regarding Expedia stock options held by Mr. Diller appears in the table above and information regarding exercises of Expedia stock options by Mr. Diller will not be reported in the Company's proxy statement.

(2)
The table below provides the following information regarding RSU awards held by our named executives as of December 31, 2006: (i) the grant date of each award, (ii) the number of RSUs outstanding (on an aggregate and grant-by-grant basis), (iii) the market value of RSUs outstanding as of December 31, 2006, (iv) the vesting schedule for each award and (v) the total number of RSUs that vested or are scheduled to vest in each of the fiscal years ending December 31, 2007, 2008, 2009, 2010 and 2011.

	Number of Unvested RSUs as of 12/31/06 (#)	Market Value of Unvested RSUs as of 12/31/06 ($)	Vesting Schedule (#)
Grant Date
			2007	2008	2009	2010	2011
Barry Diller	—	—	—	—	—	—	—
Victor A. Kaufman
2/12/03(a)	85,534	$3,178,443	42,767	42,767	—	—	—
2/4/04(a)	48,661	$1,808,243	16,220	16,220	16,221	—	—
2/10/05(a)	60,327	$2,241,751	15,081	15,082	15,082	15,082	—

Total	194,522	$7,228,437	74,068	74,069	31,303	15,082	—

Douglas R. Lebda
8/8/03(a)	22,509	$836,434	11,254	11,255	—	—	—
2/4/04(b)	58,982	$2,191,771	—	—	58,982	—	—
2/10/05(b)	37,703	$1,401,043	—	—	—	37,703	—
2/6/06(a)	35,932	$1,335,233	7,186	7,186	7,186	7,187	7,187

Total	155,126	$5,764,481	18,440	18,441	66,168	44,890	7,187

Thomas J. McInerney
2/4/04(a)	30,081	$1,117,810	10,027	10,027	10,027	—	—
2/4/04(b)	58,982	$2,191,771	—	—	58,982	—	—
2/10/05(a)	60,327	$2,241,751	15,081	15,082	15,082	15,082	—
2/10/05(b)	113,110	$4,203,168	—	—	—	113,110	—
2/6/06(a)	89,831	$3,338,120	17,966	17,966	17,966	17,966	17,967
2/6/06(b)	143,729	$5,340,970	—	—	—	—	143,729

Total(c)	496,060	$18,433,590	43,074	43,075	102,057	146,158	161,696

Gregory R. Blatt
11/5/03(a)	15,757	$585,530	7,878	7,879	—	—	—
2/4/04(a)	3,539	$131,509	1,180	1,179	1,180	—	—
2/4/04(b)	29,490	$1,095,848	—	—	29,490	—	—
2/10/05(a)	30,163	$1,120,857	7,540	7,541	7,541	7,541	—
2/10/05(b)	28,278	$1,050,810	—	—	—	28,278	—
2/6/06(a)	71,864	$2,670,466	14,372	14,373	14,373	14,373	14,373
2/6/06(b)	143,729	$5,340,970	—	—	—	—	143,729

Total	322,820	$11,995,990	30,970	30,972	52,584	50,192	158,102

  *
  Differences may occur due to rounding.

  (a)
  These awards vest in five equal annual installments on each of the first five anniversaries of the grant date, subject to continued employment.

  (b)
  These awards vest in one lump sum installment on the fifth anniversary of the grant date, subject to continued employment.

  (c)
  Excludes 2,337 restricted stock purchase rights held by Mr. McInerney as of December 31, 2006, which had a market value of approximately $86,796 at that date and which are exercisable by Mr. McInerney through March 19, 2012. Mr. McInerney also holds 2,337 Expedia restricted stock purchase rights.

(3)
Each of these option awards will vest in full on June 7, 2010, the fifth anniversary of the grant date.

(4)
Excludes LendingTree units held (and shares of IAC common stock receivable upon the exercise of the 2009 exchange right relating to certain of these units) by Mr. Lebda as of December 31, 2006. For information regarding these equity arrangements, see the discussion under Compensation Discussion and Analysis and Potential Payments Upon Termination or Change in Control beginning on pages 17 and 30, respectively, and the Option Exercises and Stock Vested table on page 27.

(5)
Reflects shares of restricted stock received by Mr. Lebda upon the effective date of the agreement relating to his promotion to President and Chief Operating Officer of IAC in exchange for certain of his LendingTree units. For information regarding Mr. Lebda's equity arrangements, see the discussion under Compensation Discussion and Analysis and Potential Payments Upon Termination or Change in Control, beginning on pages 17 and 30, respectively.

Option Exercises and Stock Vested

        The table below provides information regarding the number of shares acquired by our named executives upon the vesting of RSU awards and the related value realized, in each case, excluding the effect of any applicable taxes. The dollar value realized upon vesting represents the closing price of IAC common stock on the applicable vesting date multiplied by the number of RSUs so vesting. No stock options were exercised by any named executive during 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Barry Diller	—	—
Victor A. Kaufman	74,066	$2,090,354
Douglas R. Lebda(1)	11,255	$287,565
Thomas J. McInerney	70,124	$2,015,183
Gregory R. Blatt	16,597	$502,933

(1)
In addition, 1.42 LendingTree units held by Mr. Lebda vested in 2006, which number (i) represents less than 1% of the total outstanding common units of LendingTree and (ii) excludes LendingTree units held by Mr. Lebda that are subject to the 2009 exchange right, as discussed under Compensation Discussion and Analysis beginning on page 17.

Non-Qualified Deferred Compensation

        The table below provides information regarding nonqualified deferred compensation earned by our named executives in 2006.

Name	Aggregate Earnings in Last FY ($)		Aggregate Balance at Last FYE ($)
Barry Diller	$225,545	(1)	$4,316,554	(1)
Victor A. Kaufman	—		—
Douglas R. Lebda	—		—
Thomas J. McInerney	—		—
Gregory R. Blatt	—		—

(1)
In 1997, Mr. Diller and the Company agreed to defer the payment of a bonus in the original amount of $2.5 million that otherwise was to be paid to Mr. Diller in 1997. The deferred bonus amount, which is payable on September 5, 2007, accrues interest at a rate of 6% per annum. The amount that appears in the Aggregate Earnings in Last FY column above represents interest accrued during 2006 and the amount that appears in the Aggregate Balance at Last FYE column above represents the original bonus amount, plus accrued interest from the date of deferral through the end of 2006.

Potential Payments Upon Termination or Change in Control

        The disclosure below describes and quantifies certain amounts that would become payable to our named executives upon certain terminations of employment or a change in control, assuming that the relevant event occurred on December 31, 2006. These amounts, which exclude the effect of any applicable taxes:

  •
  are based on:

  •
  the named executive's base salary as of December 31, 2006;

  •
  the number of RSUs, shares of restricted stock or stock options outstanding as of December 31, 2006; and

  •
  the closing price of IAC common stock on December 29, 2006 ($37.16), the last trading day of 2006; and

  •
  except in the case of Mr. Diller or as otherwise indicated, are payable pursuant to employment agreements and/or RSU award agreements, which generally provide for:

  •
  continued base salary payments upon a termination of employment without cause or a resignation for good reason (which is generally defined as a material reduction in title, duties or level of responsibilities, reduction in base salary, relocation outside of the metropolitan New York City area, and, for Messrs. McInerney and Blatt, a change in reporting officer);

  •
  partial vesting of RSU awards upon a termination of employment without cause and/or a resignation for good reason and, in certain cases, upon death or disability; and

  •
  full vesting of RSU awards upon the occurrence of a change in control, as discussed under Compensation Disclosure and Analysis beginning on page 18.

        In addition, certain other amounts and benefits generally payable and made available to other Company employees upon a termination of employment, including payments for accrued vacation time and outplacement services, will be payable to our named executives upon certain terminations of employment.

  Messrs. Kaufman, McInerney and Blatt

	Termination of Employment Without Cause or Resignation for Good Reason			Death or Disability		Change in Control of IAC		Termination of Employment Without Cause or Resignation for Good Reason Following a Liberty Change in Control
Name	Cont'd Salary ($)(1)	Shares That Would Vest (#)	Market Value of Shares ($)	Shares That Would Vest (#)	Market Value of Shares ($)	Shares That Would Vest (#)	Market Value of Shares ($)	Shares That Would Vest (#)	Market Value of Shares ($)
Victor A. Kaufman	—	64,151	$2,383,851	47,899	$1,779,927	194,522	$7,228,437	194,522	$7,228,437
Thomas J. McInerney	$650,000	152,452	$5,665,116	—	—	496,060	$18,433,590	496,060	$18,433,590
Gregory R. Blatt	$550,000	88,722	$3,296,910	4,097	$152,245	322,820	$11,995,990	307,063	$11,410,461

*
Differences may occur due to rounding (see footnote 2 to the Outstanding Equity Awards at Fiscal Year End on page 26).

(1)
Represents twelve months of the applicable named executive's base salary, the payment of which would be subject to the execution and non-revocation of a release and compliance with confidentiality, non-solicitation of employees (18 months), non-solicitation of business partners (12 months) and assignment of certain employee developments covenants set forth in the named executive's employment agreement and offset for any amounts earned from other employment during the twelve-month period.

  Mr. Diller

Termination of Employment Without Cause or due to Death or Disability or Resignation for Good Reason(1)		Change in Control of IAC(1)(2)
Stock Options That Would Vest (#)(3)	Market Value of Stock Options ($)	Stock Options That Would Vest (#)(3)(4)	Market Value of Stock Options ($)
760,000	$758,400(5)	1,520,000	$1,516,800(5)

(1)
Excludes amounts relating to a deferred bonus payable upon a termination of employment or change in control that is otherwise payable on September 5, 2007, as described in the Nonqualified Deferred Compensation table on page 27.

(2)
Under the Equity and Bonus Compensation Agreement dated August 24, 1995 between the Company and Mr. Diller, the Company agreed that to the extent any payment or distribution by the Company to or for the benefit of Mr. Diller (whether under the terms of the related agreement or otherwise) would be subject to the excise tax imposed by §4999 of the Internal Revenue Code, or any interest or penalties are incurred by Mr. Diller with respect to such excise tax, then Mr. Diller would be entitled to a gross-up payment covering the excise taxes and related interest and penalties. Given the payments Mr. Diller would receive upon an assumed change in control at the end of 2006, the Company does not believe that any excise tax would be imposed or that any gross-up would be required.

(3)
Represents stock options that would accelerate pursuant to the related stock option agreement. See the discussion under Compensation Discussion and Analysis beginning on page 16.

(4)
Excludes amounts relating to a contingent stock appreciation right feature under the terms of vested stock options that expire on October 19, 2007, pursuant to which Mr. Diller may elect, upon a change in control, to surrender these stock options for cancellation in exchange for a cash payment. Assuming that the closing price per share of IAC common stock on the last trading day of 2006 was the relevant price for purposes of calculating the amount of the cash payment in accordance with the terms of this feature, Mr. Diller would receive $281,085,000 upon the exercise of the feature, which amount is identical to the amount of gross proceeds that Mr. Diller would have received had he chosen to exercise these stock options on December 31, 2006.

(5)
Represents, in each case, the difference between the closing price of IAC common stock on December 29, 2006 ($37.16) and the related exercise price of the in-the-money stock options ($35.58).

Mr. Lebda

Termination of Employment Without Cause or Resignation for Good Reason				Death or Disability
			Lending Tree Units That Would Vest (#)(3)(4)			Lending Tree Units That Would Vest (#)(4)(6)	Change in Control of IAC
Shares That Would Vest (#)(2)
Cont'd Salary ($)(1)		Market Value of Shares ($)		Shares That Would Vest (#)(5)	Market Value of Shares ($)		Shares That Would Vest (#)	Market Value of Shares ($)
$1,500,000	516,882	$19,207,335	2.83	174,769	$6,494,416	1.73	155,126	$5,764,481 —
Termination of Employment Without Cause or Resignation for Good Reason Following a Liberty Change in Control
Shares That Would Vest (#)	Market Value of Shares ($)
35,932	$1,335,233

(1)
Represents twenty-four months of base salary, the payment of which would be subject to the execution and non-revocation of a release and compliance with confidentiality, non-compete (24 months), non-solicitation of employees (24 months), non-solicitation of business partners (24 months) and assignment of certain employee developments covenants set forth in Mr. Lebda's employment agreement and offset for any amounts earned from other employment during the twenty-four month period.

(2)
Represents (i) the receipt of 300,000 shares of IAC common stock receivable upon the acceleration and exercise of the 2009 exchange right and the full acceleration of 200,000 shares of restricted IAC common stock, both as described under Compensation Discussion and Analysis beginning on page 17, and (ii) 16,882 restricted stock units that would accelerate upon a termination without cause only.

(3)
Represents the number of LendingTree units held by Mr. Lebda (other than those subject to the 2009 exchange right, which are assumed to have been exchanged and are reflected in the above table as IAC shares) that would accelerate under the agreement executed in connection with the granting of the LendingTree units. See the discussion under Compensation Discussion and Analysis beginning on page 17.

(4)
The acceleration of these LendingTree units would result in the commencement of the appraisal process required by the agreement executed in connection with the granting of these units, with related amounts payable to Mr. Lebda at the time of the exercise of the put/call rights provisions of such agreement. See the discussion under Compensation Discussion and Analysis beginning on page 17. The amount payable to Mr. Lebda upon the completion of this appraisal process is neither determinable nor estimable, given that such amount will be determined by arms' length negotiations between Mr. Lebda and IAC and will depend upon facts and circumstances concerning LendingTree that are not yet known or have yet to occur. Accordingly, no market value for these LendingTree units is presented in the table above.

(5)
Represents (i) the receipt of 100,000 shares of IAC common stock receivable upon the acceleration and exercise of the 2009 exchange right and the acceleration of 66,667 shares of restricted IAC common stock, both as described under Compensation Discussion and Analysis beginning on page 17, and (ii) 8,102 restricted stock units.

(6)
Represents the number of LendingTree units held by Mr. Lebda (other than those subject to the 2009 exchange right, which are assumed to have been exchanged and are reflected in the above table as IAC shares) that would accelerate on a pro-rata basis under the agreement executed in connection with the granting of the LendingTree units. See the discussion under Compensation Discussion and Analysis beginning on page 17.

DIRECTOR COMPENSATION

        Non-Employee Director Compensation Arrangements.    In May 2006, the Compensation and Human Resources Committee approved certain changes to our non-employee director compensation program, effective July 1, 2006. The annual retainer increased from $30,000 to $45,000, the annual retainer to the Audit Committee chair and the Compensation and Human Resources Committee chair increased from $10,000 to $15,000, and the $1,000 per-meeting attendance fee was eliminated. The additional retainer for each member of the Audit Committee (including the chair) of $10,000 and each member of the Compensation and Human Resources Committee (including the chair) of $5,000 were unchanged. These amounts are paid quarterly, in arrears.

        In addition, each non-employee director receives a grant of 7,500 restricted stock units (or such lesser number of restricted stock units with a dollar value of $250,000) upon his or her initial election to the Board and annually thereafter upon re-election on the date of IAC's annual meeting of stockholders. The terms of these restricted stock units provide for (i) vesting in three equal annual installments commencing on the first anniversary of the grant date, (ii) cancellation and forfeiture in their entirety upon termination of Board service and (iii) full acceleration of upon a change in control of IAC. Non-employee directors are also reimbursed for all reasonable expenses incurred in connection with attendance at IAC Board and Committee meetings.

        The Compensation and Human Resources Committee has primary responsibility for establishing non-employee director compensation arrangements, which are designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align directors' interests with those of our stockholders. When considering non-employee director compensation arrangements, Company management provides the Compensation and Human Resources Committee with information regarding various types of non-employee director compensation arrangements and practices of select peer companies.

        Deferred Compensation Plan for Non-Employee Directors.    Under IAC's Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their Board and Board Committee fees. Eligible directors who defer all or any portion of these fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of IAC common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. After a director ceases to be a member of the Board, he or she will receive (i) with respect to share units, such number of shares of IAC common stock as the share units represent and (ii) with respect to the cash fund, a cash payment in an amount equal to deferred amounts, plus accrued interest. These payments will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

        2006 Non-Employee Director Compensation.    The table below provides the amount of (i) fees earned by non-employee directors for services performed during 2006 and (ii) the dollar amount of the expense recognized during the fiscal year ended December 31, 2006 for RSU awards granted both in and prior to 2006.

	Fees Earned or Paid in Cash($)
Name	Fees Paid in Cash ($)	Fees Deferred ($)(1)	Stock Awards($)(2)	Total($)
William H. Berkman(3)	$6,000	$35,125	$59,568	$100,693
Edgar Bronfman, Jr.(3)	—	$40,500	$212,811	$253,311
Donald R. Keough(3)	—	$39,500	$212,811	$252,311
Marie-Josée Kravis(4)	—	$18,000	$(32,746)	$(14,746)
Bryan Lourd(3)	—	$54,500	$127,035	$181,535
John C. Malone(5)	—	—	—	—
Arthur C. Martinez(3)	$60,000	—	$112,160	$172,160
Steven Rattner(3)	—	$53,500	$180,821	$234,321
Gen. H. Norman Schwarzkopf(3)	—	$47,500	$212,811	$260,311
Alan G. Spoon(3)	—	$67,000	$181,102	$248,102
Diane Von Furstenberg(3)	$19,750	$19,750	$212,811	$252,311

(1)
Represents the dollar value of fees deferred in the form of share units by the relevant director under the Deferred Compensation Plan for Non-Employee Directors.

(2)
The differences in the amounts shown above among directors reflects length of service, which varies among directors. Amounts (i) exclude the impact of estimated forfeitures related to service-based vesting conditions and (ii) do not represent the value of equity compensation awarded to directors in 2006. For information regarding how these expenses are calculated, refer to note 4 of the Company's audited financial statements for the fiscal year ended December 31, 2006 included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007. In 2006, all non-employee directors received a grant of 7,500 RSUs upon their initial election or re-election to the Board, with a grant date fair value of $208,875 in the case of Mr. Berkman and $188,550 in the case of all other directors who received an award.

(3)
The table below provides the number of RSUs and stock options held by each director as of December 31, 2006:

Director	RSUs	Stock Options
William H. Berkman	7,500	—
Edgar Bronfman, Jr.	14,253	5,000
Donald R. Keough	14,253	72,500
Marie-Josée Kravis	—	—
Bryan Lourd	12,002	—
John C. Malone	—	—
Arthur C. Martinez	12,500	—
Steven Rattner	14,253	—
Gen. H. Norman Schwarzkopf	14,253	17,500
Alan G. Spoon	14,253	25,712
Diane Von Furstenberg	14,253	22,500

(4)
Ms. Kravis did not stand for re-election to the Board at the Company's 2006 Annual Meeting of Stockholders, which was held on June 20, 2006. Accordingly, the table above reflects (i) fees earned from January 1, 2006 through June 20, 2006 and (ii) the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, which reflects expense recognized for an RSU award that vested in May 2006 and the reversal of expenses previously recognized for outstanding RSU awards there were forfeited and canceled upon Ms. Kravis' termination of service. During her Board tenure, Ms. Kravis deferred the payment of certain Board fees into share units under IAC's Deferred Compensation Plan for Non-Employee Directors. Consistent with the terms of the plan and her previous elections, 4,890 shares of IAC common stock were issued (with a market value of approximately $185,820, based on the closing price of IAC common stock on the date of issuance), and a related de minimis cash payment for fractional share interests made, to Ms. Kravis in January 2007 in respect of the number of share units accrued and outstanding as of the date of her termination.

(5)
Dr. Malone has agreed that he will not receive compensation for his Board service.

EQUITY COMPENSATION PLAN INFORMATION

        Securities Authorized for Issuance Under Equity Compensation Plans.    The following table summarizes information, as of December 31, 2006, regarding IAC equity compensation plans pursuant to which grants of stock options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (B)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(A)) (C)
Equity compensation plans approved by security holders(2)	24,248,169	(4)	$20.30	(5)	15,144,354
Equity compensation plans not approved by security holders(3)	962,500		$25.09		—
Total	25,210,669		$20.58	(5)	15,144,354

(1)
Information excludes (i) 7,524,559 shares issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $21.36 and (ii) 21,586 shares issuable upon the vesting of restricted stock awards, which securities were granted pursuant to plans assumed by IAC in connection with acquisitions. No securities remain available for future issuance under any of these plans.

(2)
These plans include (i) the 2005 Stock and Annual Incentive Plan, (ii) the Amended and Restated 2000 Stock and Annual Incentive Plan, (iii) the 1997 Stock and Annual Incentive Plan, (iv) the Deferred Compensation Plan for Non-Employee Directors, (v) the Home Shopping Network 1996 Stock Option Plan for Employees and (vi) the Ticketmaster Stock Plan. While awards remain outstanding under all of the plans referred to above, no shares remain available for future issuance under the plans referred to in (v) and (vi).

(3)
Reflects options granted under the 1999 Stock Option Plan described below.

(4)
Includes an aggregate of (i) 8,593,734 shares issuable upon the vesting of restricted stock and restricted stock unit awards, (ii) 51,954 shares underlying an equal number of share units credited to share unit accounts as of December 31, 2006 under IAC's Deferred Compensation Plan for Non-Employee Directors and (iii) 15,602,481 shares issuable upon the exercise of outstanding stock options. Does not include shares underlying restricted stock units granted in early 2007 for 2006 performance.

(5)
Weighted average exercise price calculation excludes restricted stock, restricted stock units and share units.

        1999 Stock Option Plan.    In February 2000, IAC's Board of Directors approved the 1999 Stock Option Plan (the "1999 Plan"). An award of stock options exercisable for 2.2 million shares of IAC common stock, the total amount available under the 1999 Plan, at an exercise price of $25.09 per share, was made in February 2000 to Dr. Georg Kofler in consideration of his entering into an employment arrangement with a German affiliate of HSN. These options vested over four years, with 25% vesting on the first, second, third and fourth anniversaries of the date of grant, and remain exercisable for ten years from the date of grant. Subject to applicable law, these options are freely transferable by the holders thereof by written notice to IAC, or by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents, as of February 28, 2007, information relating to the beneficial ownership of common stock and Class B common stock, by (1) each person known by IAC to own beneficially more than 5% of the outstanding shares of common stock and Class B common stock, (2) each current director and director nominee, (3) each of the Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who served in such capacities as of December 31, 2006 and (4) all executive officers and directors of IAC as a group.

        Unless otherwise indicated, the beneficial owners listed below may be contacted at IAC's corporate headquarters located at 555 West 18th Street, New York, New York 10011. For each listed person, the number of shares of IAC common stock and percent of such class listed assumes the conversion or exercise of any IAC equity securities owned by such person that are or will become convertible or exercisable, and the vesting of any restricted stock units that will vest, within 60 days of February 28, 2007, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Shares of IAC Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of IAC common stock.

        The percentage of votes for all classes of capital stock is based on one vote for each share of common stock, two votes for each share of Series B preferred stock and ten votes for each share of Class B common stock. As of February 28, 2007, there were 758 shares of Series B preferred stock outstanding, which shares collectively represented a de minimis percentage of the total voting power of the outstanding IAC capital stock as of this date. Based on statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, IAC does not know of any person who beneficially owns more that 5% of the outstanding shares of Series B preferred stock. Accordingly, although the shares of Series B preferred stock outstanding are considered for purposes of determining total voting power, no information regarding holders of Series B preferred stock has been provided in the table.

	IAC Common Stock			IAC Class B Common Stock			Percent of Votes
Name and Address of Beneficial Owner	Shares		%	Shares		%	(All Classes)
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	17,085,000	(1)	6.5%	—		—	3.3%
Clearbridge Advisors, LLC, et al 399 Park Avenue New York, NY 10022	16,465,712	(2)	6.3%	—		—	3.2%
Legg Mason Capital Management, et al 100 Light Street Baltimore, MD 21202	53,755,051	(3)	20.6%	—		—	10.4%
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	69,219,807	(4)	24.1%	25,599,998	(5)	100%	57.9%
Barry Diller	84,256,076	(6)	28.4%	25,599,998	(7)	100%	59.7%
William H. Berkman	3,500		*	—		—	*
Gregory R. Blatt	30,732		*	—		—	*
Edgar Bronfman, Jr.	31,528	(8)	*	—		—	*
Victor A. Kaufman	1,025,605	(9)	*	—		—	*
Donald R. Keough	125,341	(10)	*	—		—	*
Douglas R. Lebda	753,151	(11)	*	—		—	*
Bryan Lourd	30,214	(12)	*	—		—	*
John C. Malone	—	(13)	*	—		—	*
Arthur C. Martinez	2,500		*	—		—	*
Thomas J. McInerney	347,960	(14)	*	—		—	*
Steven Rattner	28,535	(15)	*	—		—	*
Gen. H. Norman Schwarzkopf	28,003	(16)	*	—		—	*
Alan G. Spoon	41,715	(17)	*	—		—	*
Diane Von Furstenberg	33,003	(18)	*	—		—	*
All executive officer and directors as a group (15 persons)	86,737,863		29.2%	25,599,998		100%	60.2%

*
The percentage of shares beneficially owned does not exceed 1% of the class.

(1)
Based upon information regarding IAC holdings reported on a Schedule 13G, as amended, which was filed with the SEC on February 7, 2007.

(2)
Based upon information regarding IAC holdings reported on a Schedule 13G, as amended, which was filed with the SEC on February 8, 2007.

(3)
Based upon information regarding IAC holdings reported on a Schedule 13G, as amended, which was filed with the SEC on February 15, 2007.

(4)
Consists of 43,619,787 shares of IAC common stock and 1,176,594 shares of IAC Class B common stock held by Liberty and 22 shares of IAC common stock held collectively by the BDTV Entities (as defined below) and 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc. (collectively, the "BDTV Entities"), respectively. Pursuant to an amended and restated stockholders agreement between Mr. Diller and Liberty, Mr. Diller generally has the right to vote all of the shares of IAC common stock and IAC Class B common stock held by Liberty and the BDTV Entities.

(5)
Consists of 1,176,594 shares of IAC Class B common stock held by Liberty and 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc., respectively. Pursuant to the amended and restated stockholders agreement,

  Mr. Diller generally has the right to vote all of the shares of IAC Class B common stock held by Liberty and the BDTV Entities.

(6)
Consists of 5,421,899 shares of IAC common stock owned by Mr. Diller, options to purchase 9,500,000 shares of IAC common stock, 114,370 shares of IAC common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, 22 shares of IAC common stock and 24,423,404 shares of IAC Class B common stock held collectively by the BDTV Entities, and 43,619,787 shares of IAC common stock and 1,176,594 shares of IAC Class B common stock held by Liberty, as to which Mr. Diller has general voting authority under the amended and restated stockholders agreement. Mr. Diller pledged 530,348 shares of IAC common stock to the Company as security for the loan described in footnote 4(d) to the Summary Compensation Table and in the Relationships Involving Named Executives section beginning on pages 22 and 38, respectively. Excludes shares of IAC common stock and options to purchase shares of IAC common stock held by Ms. Von Furstenberg, as to which Mr. Diller disclaims beneficial ownership (see footnote 18 below).

(7)
Consists of 24,423,404 shares of IAC Class B common stock held collectively by the BDTV Entities and 1,176,594 shares of IAC Class B common stock held by Liberty, as to which Mr. Diller has general voting authority under the amended and restated stockholders agreement.

(8)
Consists of (i) 10,503 shares held by Mr. Bronfman directly, (ii) 10,750 shares of IAC common stock held for the benefit of Mr. Bronfman in an individual retirement account, (iii) 4,250 shares of IAC common stock held by Mr. Bronfman in his capacity as custodian for his minor children, (iv) 1,025 shares of IAC common stock held by Mr. Bronfman's spouse and (v) options to purchase 5,000 shares of IAC common stock. Mr. Bronfman disclaims beneficial ownership of the 5,275 shares of IAC common stock described in (iii) and (iv) above.

(9)
Consists of 93,065 shares of IAC common stock held directly by Mr. Kaufman and options to purchase 932,540 shares of IAC common stock.

(10)
Consists of (i) 51,841 shares of IAC common stock held by Mr. Keough, (ii) 1,000 shares of IAC common stock held by Mr. Keough's spouse and (iii) options to purchase 72,500 shares of IAC common stock. Excludes shares of IAC common stock beneficially owned by affiliates of Allen & Company LLC. Mr. Keough disclaims beneficial ownership of the 1,000 shares of IAC common stock described in (ii) above and all shares of IAC common stock beneficially owned by affiliates of Allen & Company LLC.

(11)
Consists of (i) 200,000 restricted shares of IAC common stock held directly by Mr. Lebda, (ii) 66,652 shares of IAC common stock held directly by Mr. Lebda, (iii) 1,796 shares of IAC common stock held directly by Mr. Lebda in an individual retirement account, (iv) 82,500 shares of IAC common stock subject to a variable prepaid forward contract, dated September 5, 2003, between Mr. Lebda and a financial institution, which contract matures on September 5, 2008, (v) 17,247 shares of IAC common stock held indirectly through a family trust, (vi) 23,710 shares of IAC common stock subject to a variable prepaid forward contract, dated September 5, 2003, between Mr. Lebda's spouse and a financial institution, which contract matures on September 5, 2008, (vii) options to purchase 345,595 shares of IAC common stock held by Mr. Lebda and (viii) options to purchase 15,651 shares of IAC common stock held by Mr. Lebda's spouse. Mr. Lebda disclaims beneficial ownership of the shares of IAC common stock described in (vi) and (viii) above.

(12)
Consists of (i) 27,963 shares of IAC common stock held by Mr. Lourd and (ii) 2,251 shares of IAC common stock to be received upon the vesting of restricted stock units in the next 60 days.

(13)
Excludes shares of IAC common stock and Class B common stock beneficially owned by Liberty, as to which Dr. Malone disclaims beneficial ownership.

(14)
Consists of (i) 76,328 shares of IAC common stock held directly by Mr. McInerney, (ii) options to purchase 269,295 shares of IAC common stock and (iii) 2,337 restricted stock purchase rights.

(15)
Consists of (1) 5,752 shares of IAC common stock held directly by Mr. Rattner, (ii) 10,532 shares of IAC common stock held by partnerships in which Mr. Rattner may be deemed to have a pecuniary interest, (iii) 10,000 shares of IAC common stock held for the account of a trust established for the benefit of Mr. Rattner's minor children and (iv) 2,251 shares of IAC common stock to be received upon the vesting of restricted stock units in the next 60 days. Mr. Rattner disclaims beneficial ownership of the 20,532 shares of IAC common stock described in (ii) and (iii) above.

(16)
Consists of (i) 10,503 shares of IAC common stock held directly by Gen. Schwarzkopf and (ii) options to purchase 17,500 shares of IAC common stock.

(17)
Consists of (i) 16,003 shares of IAC common stock held directly by Mr. Spoon and (ii) options to purchase 25,712 shares of IAC common stock.

(18)
Consists of (i) 10,503 shares of IAC common stock held directly by Ms. Von Furstenberg and (ii) options to purchase 22,500 shares of IAC common stock. Excludes shares beneficially owned by Mr. Diller, as to which Ms. Von Furstenberg disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review and Approval of Related Person Transactions

        The Audit Committee has a formal, written policy governing the review and approval of related person transactions. For purposes of this policy, consistent with the Marketplace Rules, the terms "related person" and "transaction" are determined by reference to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended ("Item 404"). Under the policy, Company management will determine whether any proposed transaction, arrangement or relationship with a related person falls within the definition of "transaction" set forth in Item 404, and if so, submit such transaction to the Audit Committee for approval. The Audit Committee, in considering whether to approve related person transactions, will consider all facts and circumstances that it deems relevant.

        The Audit Committee has considered and adopted standing pre-approvals under the policy governing the review and approval of certain ordinary course, arms' length transactions involving Liberty and/or its subsidiaries (and through February 2007, the Microsoft Corporation and/or its subsidiaries) (the "Pre-Approval"). Information on transactions entered into pursuant to the Pre-Approval that are reasonably expected to result in payments by or to the Company or one of its subsidiaries in excess of $500,000 is provided to the Audit Committee at its next regularly scheduled meeting following the execution or completion of the relevant transaction.

Relationships Involving Named Executives

        Subject to the terms of an amended and restated stockholders agreement between Mr. Diller and Liberty, Mr. Diller has an irrevocable proxy to vote shares of IAC common stock and IAC Class B common stock beneficially owned by Liberty. By virtue of the proxy, as well as through shares owned by Mr. Diller directly, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of IAC's stockholders (other than with respect to the election by the holders of IAC common stock of 25% of the members of IAC's Board of Directors and matters as to which Delaware law requires a separate class vote).

        In 1997, the Company and Mr. Diller agreed to defer repayment of an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 due from Mr. Diller from September 5, 1997 to September 5, 2007. The promissory note remains outstanding. See footnote 4(d) to the Summary Compensation Table and footnote 6 to the Security Ownership of Certain Beneficial Owners and Management table, which appear on pages 22 and 37, respectively. In 1997, Mr. Diller and the Company agreed to defer to September 2007 the payment of a bonus in the amount of $2.5 million that otherwise was to be paid to Mr. Diller in 1997. See the discussion under Non-Qualified Deferred Compensation on page 27.

        In 2001, IAC and Mr. Diller entered into an agreement with respect to the construction of a screening room on Mr. Diller's property to assist Mr. Diller in connection with Company-related activities. Construction costs of approximately $1.8 million were paid by the Company and the agreement provides that under certain circumstances, including upon Mr. Diller's termination of employment by IAC or its affiliates, Mr. Diller shall have the option to pay to IAC an amount equal to the depreciated book value of the construction costs to acquire the facilities.

        A subsidiary of IAC and Nineteen Forty CC Inc. ("Nineteen Forty"), a company owned by Mr. Diller, own 77.2% and 22.8%, respectively, of an aircraft used by IAC, and Nineteen Forty has an option to acquire IAC's interest in the aircraft for its depreciated value on IAC's books. During 2006, IAC leased Nineteen Forty's interest in the aircraft for lease payments of approximately $53,000 per month and paid all operating and maintenance expenses relating to the aircraft, which amounts and terms were based on market terms for similar aircraft leases. In April 2007, the Company and Nineteen Forty entered into an agreement to sell their respective interests in the aircraft to a third party for a price determined through a competitive bidding process, which sale is expected to close in the second quarter of 2007. For a discussion of payments received by IAC from Expedia for use of this aircraft in 2006 pursuant to an existing time sharing agreement, see the discussion under "Aircraft Agreements" beginning on page 40.

        During 2006, IAC invested $0.5 million in an online start-up venture controlled by Mr. Kaufman. IAC had previously committed to invest a total of $2.0 million in the venture, which total investment would give IAC preferred stock convertible into 20% of the outstanding common stock of the venture, with a total of $1.5 invested in the venture as of December 31, 2006. IAC has various approval rights over significant transactions, the right to appoint directors proportionate to its holdings, and various forms of anti-dilution protection for its investment. It also has the option to purchase additional preferred stock for $20.0 million such that IAC would hold a 50% ownership percentage in the venture, the right to purchase Mr. Kaufman's shares on March 31, 2012 (or earlier under certain circumstances in the event that Mr. Kaufman is no longer the senior-most executive of the venture) at fair market value, and the right to put its investment to the venture at the time of the venture's first significant financing for the value of its stake implied by the terms of such financing, discounted by 30% to account for the illiquidity of the stock.

Relationships Involving IAC and Expedia

        Overview.    Following the Spin-Off, IAC and Expedia are related parties since they are under common control. In connection with the Spin-Off, IAC and Expedia entered into various agreements, including, among others, a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement. Summaries of the separation, tax sharing, employee matters and transition services agreements are set forth in IAC's Definitive Proxy Statement/Prospectus dated June 20, 2005, and copies of each of these agreements were filed as exhibits to IAC's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005.

        Under the transition services agreement, IAC has agreed to provide certain assistance and services to Expedia on an interim, transitional basis, which during 2006 consisted primarily of assistance with governmental affairs and the leasing of certain office space by IAC to Expedia. Charges for assistance and services provided pursuant to this agreement are on a cost plus fixed percentage or hourly basis, as applicable. The aggregate amount billed to Expedia for assistance and services provided by IAC pursuant to this agreement for 2006 was approximately $383,000.

        In addition, in connection with and following the Spin-Off, IAC and Expedia have entered into certain other arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of certain aircraft and various commercial agreements, including distribution and services agreements, among others, and an agreement regarding the provision and use of certain advertising time, which are generally described below.

        Cost Sharing Arrangements.    Mr. Diller currently serves as Chairman and Chief Executive Officer of IAC and Chairman of Expedia. In connection with the Spin-Off, IAC and Expedia agreed, in light of Mr. Diller's senior role at both companies and his anticipated use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared equally through the end of 2006. These expenses include costs for equipment dedicated to Mr. Diller's use and expenses relating to Mr. Diller's support staff, as well as certain other costs. In addition, IAC and Expedia agreed that costs incurred by IAC in connection with the provision of certain personal benefits to Mr. Diller would also be shared equally through the end of 2006. The aggregate amount of costs billed to Expedia pursuant to these arrangements was approximately $462,000 for 2006, which amount does not include amounts billed to Expedia for its share of costs attributable to Mr. Diller's personal use of Company aircraft, which are discussed below. It is anticipated that for 2007, the cost sharing arrangements will be amended so that IAC and Expedia will cover 65% and 35% of these costs, respectively.

        Aircraft Agreements.    In connection with the Spin-Off, a subsidiary of IAC and Expedia entered into a time sharing agreement, pursuant to which Expedia may use the aircraft jointly owned by a subsidiary of IAC and an affiliate of Mr. Diller. Pursuant to the time sharing arrangement relating to this aircraft, Expedia paid IAC the maximum amount permitted under applicable Federal Aviation Association regulations for use of the aircraft, or roughly two times the actual fuel cost incurred in such usage, plus certain enumerated out-of-pocket expenses. Payments made by Expedia to IAC for use of this aircraft for Expedia business and amounts billed to Expedia for its share of costs attributable to Mr. Diller's personal use of this aircraft for 2006 were, collectively, approximately $347,000.

        Each of IAC and Expedia has a 50% ownership interest in an aircraft that may be used by both companies. IAC and Expedia entered into an operating agreement that allocates the costs of operating and maintaining the aircraft between the parties based on the actual usage by each company, which costs are generally paid by each company to third parties in accordance with the terms of the operating agreement. This aircraft became operational in May 2006. On the fifth anniversary of the Spin-Off and annually thereafter, or at any time when Mr. Diller ceases to serve as Chairman of either IAC or Expedia, IAC will have a call right and Expedia will have a put right with respect to Expedia's interest in the aircraft, in each case at fair market value. IAC has the right to sell the aircraft on behalf of both parties.

        Commercial Agreements.    In connection with and following the Spin-Off, certain IAC subsidiaries entered into distribution and/or services agreements with certain Expedia subsidiaries. IAC believes that these arrangements have been negotiated on an arm's length basis. In addition, IAC believes that these arrangements, whether taken individually or in the aggregate, do not constitute a material contract to IAC. Those agreements that, individually or together with similar agreements, involve revenues to IAC in excess of $120,000, are discussed below.

        Pursuant to distribution agreements, certain IAC businesses make available inventory and promotional offers from various Expedia travel suppliers, as well as travel content and commerce links from an Expedia business. Expedia businesses supply content for related search results and certain Expedia businesses make commerce links, select ticketing and resort inventory and discount programs offered by various IAC businesses available to their customers. Distribution agreements typically involve the payment of fees (usually on a fixed, per transaction, revenue share or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution. Services agreements primarily involve call center support and advertising and related sales services provided by IAC businesses, as well as private-label travel services provided by Expedia businesses.

        During 2006, aggregate revenues received by IAC businesses from Expedia businesses pursuant to commercial agreements, primarily for call center services and, to a lesser extent, advertising services, were approximately $31.0 million, which total includes amounts received from Expedia businesses by the Company's former teleservices business through November 28, 2006, the date prior to the sale of this business. Aggregate payments made by IAC businesses to Expedia businesses during this period pursuant to commercial agreements, primarily for advertising services and in connection with the participation by an Expedia business in certain discount programs, were approximately $1.6 million.

        Advertising Agreement.    Prior to the Spin-Off, IAC provided certain Expedia subsidiaries with advertising time, primarily on the USA and Sci Fi cable channels, without any cash cost, pursuant to existing agreements with these subsidiaries. The advertising time provided was secured by IAC pursuant to an agreement with Universal Studios, Inc. ("Universal") as part of the transaction pursuant to which VUE, a joint venture that held certain entertainment assets, was initially formed by Vivendi Universal, S.A., IAC and Mr. Diller.

        In connection with the Spin-Off, IAC agreed that Expedia was entitled to approximately $17.1 million from the remaining advertising time available to IAC from Universal through its 2001 media agreement, the use of which was subject to maximum annual dollar thresholds. Expedia used approximately $9.5 million of this advertising time in 2006 and as of December 31, 2006, approximately $50,000 of advertising time remained available for use by Expedia.

        Other Relationships Involving IAC and Expedia.    In the fourth quarter of 2006, the Company acquired certain assets from a majority-owned subsidiary of Expedia for a purchase price of approximately $14.6 million. Prior to making this acquisition, IAC received a valuation of these assets from a independent advisor, after which the terms of the transaction were negotiated among various senior members of IAC and Expedia management and were approved by IAC's Audit Committee.

Relationships Involving IAC and Liberty Media Corporation

        Under the terms of an amended and restated governance agreement among IAC, Liberty and Mr. Diller, Liberty has the right to nominate two individuals for election to the Board, so long as certain stock ownership requirements applicable to Liberty are satisfied. Mr. Berkman and Dr. Malone, who were appointed to the Board in February 2006 and May 2006, respectively, and are currently standing for reelection, were nominated by Liberty. Other than in his capacity as a director of IAC, Mr. Berkman does not have any direct or indirect interests in the Liberty/IAC agreements. In connection with his agreement to serve as Liberty's designee on IAC's Board, Liberty agreed to provide certain indemnities to Mr. Berkman.

        Also, under the amended and restated governance agreement, if IAC issues or proposes to issue shares of IAC common stock or IAC Class B common stock, Liberty has preemptive rights that generally entitle it to purchase a number of IAC common shares, subject to a cap, so that Liberty will maintain the identical ownership interest in IAC that Liberty held immediately prior to such issuance or proposed issuance. Liberty was not entitled to exercise any such preemptive rights during 2006, as its ownership level exceeded the established cap.

        In the ordinary course of business, and otherwise from time to time, IAC and its businesses have entered into arrangements, and may determine to enter into additional arrangements in the future, with Liberty and its affiliates. IAC believes that its existing business arrangements with Liberty and its affiliates, none of which involved payments to or from Liberty or its affiliates in excess of $120,000 in 2006, have been negotiated on an arm's length basis.

Relationships Involving Microsoft

        Based upon information contained in SEC filings, the Microsoft Corporation was deemed to be the beneficial owner of more than 5% of IAC common stock during 2006. IAC and its businesses have entered into a series of commercial agreements with Microsoft, which generally relate to their adoption of Microsoft technology, software and functionality, branding and advertising, and the provision of ticketing, city guide and personals content and functionality to the Microsoft Network. IAC believes that these transactions have been negotiated on an arm's length basis. Total fees paid to Microsoft by IAC and its businesses with respect to these arrangements in 2006 were approximately $66.1 million. In addition, during 2006, IAC estimates that Microsoft used approximately $7.7 million in advertising time, which advertising was obtained by IAC from Universal pursuant to the VUE transaction described above. This estimate reflects the amount of advertising time that remained available for use as of December 31, 2005 and the fact that such time expired at the end of 2006. Based upon information regarding IAC holdings reported on a Schedule 13G, as amended, which was filed with the SEC on February 16, 2007, as of December 31, 2006, the Microsoft Corporation is no longer the beneficial owner of more than 5% of IAC common stock.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to stockholder ratification, the Audit Committee of the Board has appointed Ernst & Young LLP as IAC's independent registered public accounting firm for the fiscal year ending December 31, 2007 and until its successor is elected. Ernst & Young LLP has served as IAC's independent registered public accounting firm for many years and is considered by management to be well qualified.

        A representative of Ernst & Young LLP is expected to be present at the 2007 Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

        Ratification of the appointment of IAC's independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and voting together as a single class.

        The Board recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for 2007.

AUDIT COMMITTEE REPORT

        The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of (1) the integrity of IAC's financial statements, (2) the effectiveness of IAC's internal control over financial reporting, (3) the qualifications and independence of IAC's independent registered public accounting firm, (4) the performance of IAC's internal audit function and independent registered public accounting firm and (5) the compliance by IAC with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that IAC's financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and IAC's independent registered public accounting firm.

        In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of IAC for the fiscal year ended December 31, 2006 with IAC's management and Ernst & Young LLP, IAC's independent registered public accounting firm.

        The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Ernst & Young its independence from IAC and its management.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for IAC for the fiscal year ended December 31, 2006 be included in IAC's Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Members of the Audit Committee

Alan G. Spoon (Chair)
Bryan Lourd
Steven Rattner

FEES PAID TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The following table sets forth fees for all professional services rendered by Ernst & Young to IAC for the years ended December 31, 2006 and 2005.

	2006	2005
Audit Fees(1)	$6,389,325	$8,781,000
Audit-Related Fees(2)	1,217,000	1,913,000

Total Audit and Audit-Related Fees	7,606,325	10,694,000
Tax Fees(3)	—	41,000
Other Fees	—	—

Total Fees	$7,606,325	$10,735,000

(1)
Audit Fees include fees associated with the annual audit of IAC's consolidated financial statements and internal control over financial reporting, statutory audits, the review of IAC's periodic reports, accounting consultations, the review of SEC registration statements and consents and other services related to SEC matters. Statutory audits include audits performed for certain IAC businesses in various jurisdictions abroad, which audits are required by local law, as well as audits performed for certain IAC businesses in the United States, which audits are required by federal or state regulatory authorities.

(2)
Audit-Related Fees include fees for due diligence in connection with acquisitions, accounting consultations and benefit plan audits.

(3)
Tax Fees include fees for tax compliance, tax consultation and tax planning. These services include assistance regarding federal, state and international tax compliance and tax audits.

        The Audit Committee has a policy governing the pre-approval of all audit and permitted non-audit services performed by IAC's independent registered public accounting firm in order to ensure that the provision of these services does not impair such firm's independence from IAC and its management. Unless a type of service to be provided by IAC's independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved cost levels will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with SEC rules regarding auditor independence.

        Effective January 1, 2007, all Tax services require specific pre-approval by the Audit Committee. In addition, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved cost levels) and has classified these pre-approved services into one of three categories: Audit, Audit-Related and All Other (excluding Tax). The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time. Pre-approved fee levels for all services to be provided by IAC's independent registered public accounting firm will be established periodically from time to time by the Audit Committee.

        Pursuant to the pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairman. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

        Pursuant to the pre-approval policy, requests or applications to provide services that require separate pre-approval must be submitted, after consultation with IAC's independent registered public accounting firm, to the Audit Committee by IAC's Chief Financial Officer and/or the Controller. In connection with any such submission, each of the Chief Financial Officer and/or Controller, as applicable, as well as IAC's independent registered public accounting firm, must represent to the Audit Committee that the request or application is, in their respective views, consistent with the SEC rules on auditor independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of common stock and other equity securities of the Company with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish the Company with copies of all such forms they file. Based solely on a review of the copies of such forms furnished to the Company, and/or written representations that no additional forms were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with these filing requirements in 2006, except that due to administrative error, Mr. Lebda did not timely report his holdings of IAC securities on a Form 3 in January 2006 following his appointment as President and Chief Operating Officer.

ANNUAL REPORTS

        Upon written request to the Corporate Secretary, IAC/InterActiveCorp, 555 West 18th Street, New York, New York 10011, IAC will provide without charge to each person solicited an additional copy of IAC's 2006 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website, www.iac.com. IAC will furnish requesting stockholders with any exhibit not contained in its 2006 Annual Report on Form 10-K upon payment of a reasonable fee.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE IAC 2008 ANNUAL MEETING

        Stockholders who intend to have a proposal considered for inclusion in IAC's proxy materials for presentation at the 2008 Annual Meeting of Stockholders must submit the proposal to IAC at its corporate headquarters no later than January 22, 2008, which proposal must be made in accordance with the provisions of Rule 14a-8 of the Exchange Act. Stockholders who intend to present a proposal at the 2008 Annual Meeting of Stockholders without inclusion of the proposal in IAC's proxy materials are required to provide notice of such proposal to IAC no later than April 6, 2008. IAC reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

        YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

New York, New York
May 21, 2007

IAC/INTERACTIVECORP
P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF IAC/INTERACTIVECORP
IN CONNECTION WITH THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD WEDNESDAY, JUNE 13, 2007

The undersigned stockholder of IAC/InterActiveCorp, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 21, 2007 and hereby appoints each of Gregory R. Blatt, Joanne Hawkins and Thomas J. McInerney, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IAC/InterActiveCorp to be held on Wednesday, June 13, 2007, at 9:00 a.m, local time, at 555 West 18th Street, New York, New York 10011, and at any related adjournments or postponements, and to vote all shares of Common Stock and/or Preferred Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

(See reverse side)

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

IAC/INTERACTIVECORP P. O. BOX 11476 NEW YORK, N.Y. 10203-0476

IAC/INTERACTIVECORP
YOUR VOTE IS IMPORTANT
VOTE BY INTERNET/TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

	INTERNET		TELEPHONE		MAIL
	https://www.proxyvotenow.com/iac		1-866-386-4703
•	Go to the website address listed above.	•	Use any touch-tone telephone.	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.	•	Have your proxy card ready.	•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.	•	Follow the simple recorded instructions.	•	Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

1-866-368-4703
CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated in Black or Blue ink.

IAC/INTERACTIVECORP'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2

1.
Election of Directors

FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	EXCEPTIONS ☐

Nominees: 01 William H. Berkman, 02 Edgar Bronfman, Jr., 03 Barry Diller, 04 Victor A. Kaufman, 05* Donald R. Keough,
06* Bryan Lourd, 07 John C. Malone, 08 Arthur C. Martinez 09 Steven Rattner, 10* Gen. H. Norman Schwarzkopf, 11 Alan G.
Spoon, 12 Diane Von Furstenberg

*To be voted upon by the holders of Common Stock voting as a separate class. (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)

        All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified.

2.
To ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2007 fiscal year.

FOR ☐	AGAINST ☐	ABSTAIN ☐
3.
To transact such other business as may properly come before the meeting and any related adjournments or postponements.

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

SCAN LINE

Please sign exactly as name appears on Proxy.

Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here

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TABLE OF CONTENTS
IAC/INTERACTIVECORP 555 West 18th Street New York, New York 10011
NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE 2007 ANNUAL MEETING AND VOTING
ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION
CORPORATE GOVERNANCE
THE BOARD AND BOARD COMMITTEES
COMPENSATION COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
FEES PAID TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORTS
PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE IAC 2008 ANNUAL MEETING
IAC/INTERACTIVECORP P R O X Y
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IAC/INTERACTIVECORP IN CONNECTION WITH THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD WEDNESDAY, JUNE 13, 2007
IAC/INTERACTIVECORP YOUR VOTE IS IMPORTANT VOTE BY INTERNET/TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
IAC/INTERACTIVECORP'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2